                                                 Registration No. 33- __________

     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 30, 1997.
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  ------------
                                    FORM S-8

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                  ------------
                           TRANS WORLD AIRLINES, INC.
             (Exact name of registrant as specified in its charter)

         DELAWARE                                     4512                                 43-1145889
(State or other jurisdiction of             (Primary Standard Industrial                (I.R.S. Employer
incorporation or organization)              Classification Code Number)                 Identification No.)

                                 ONE CITY CENTRE
                               515 N. SIXTH STREET
                            ST. LOUIS, MISSOURI 63101
                                 (314) 589-3000
(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

              RETIREMENT SAVINGS PLAN FOR FLIGHT ATTENDANTS OF TWA
                            (Full title of the Plan)
                               RICHARD P. MAGURNO
                    SENIOR VICE PRESIDENT AND GENERAL COUNSEL
                           TRANS WORLD AIRLINES, INC.
                                 ONE CITY CENTRE
                               515 N. SIXTH STREET
                            ST. LOUIS, MISSOURI 63101
                                 (314) 589-3000

(Name, address, including zip code, and telephone number, including area code, of agent for service)
                                    Copy to:
                             HOWARD E. TURNER, ESQ.
                         SMITH, GAMBRELL & RUSSELL, LLP
                            SUITE 3100, PROMENADE II
                           1230 PEACHTREE STREET, N.E.
                           ATLANTA, GEORGIA 30309-3592
                                 (404) 815-3500

                                   CALCULATION OF REGISTRATION FEE
---------------------------------------------------------------------------------------------------

                                             PROPOSED             PROPOSED
    TITLE OF             AMOUNT TO BE        MAXIMUM              MAXIMUM
SECURITIES TO BE        REGISTERED (1)    OFFERING PRICE         AGGREGATE            AMOUNT OF
   REGISTERED                                PER UNIT          OFFERING PRICE    REGISTRATION FEE

---------------------------------------------------------------------------------------------------
Common Stock,             800,000             $6.1875             $4,950,000(3)       $1,500.00
par value $.01            shares(2)
per share


(1) In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described above.
(2) This Registration Statement also relates to such indeterminate number of additional shares of Common Stock of the Registrant as may be issuable as a result of stock splits, stock dividends or similar transactions.
(3) Estimated solely for the purpose of calculating the registration fee pursuant to the provisions of Rule 457(c) & (h)(1) under the Securities Act. Based on prices of the Common Stock on the American Stock Exchange Composite Tape as of July 24, 1997.
================================================================================

PROSPECTUS

                             RETIREMENT SAVINGS PLAN
                              FOR FLIGHT ATTENDANTS
                          OF TRANS WORLD AIRLINES, INC.


                             ----------------------


         PARTICIPATIONS IN THE RETIREMENT SAVINGS PLAN FOR FLIGHT ATTENDANTS OF TRANS WORLD AIRLINES, INC. (THE "PLAN") AND AN INDETERMINATE NUMBER OF SHARES OF COMMON STOCK OF TRANS WORLD AIRLINES, INC. ARE OFFERED, AS SET FORTH HEREIN, TO ELIGIBLE EMPLOYEES OF TRANS WORLD AIRLINES, INC. AND OF SUCH OF THEIR SUBSIDIARIES AND AFFILIATES AS ARE OR BECOME AN EMPLOYER UNDER THE PLAN.

                             ----------------------

   THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
        AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE
         ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                    TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ----------------------

         NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS, OTHER THAN AS CONTAINED OR INCORPORATED BY REFERENCE HEREIN OR IN THE EXHIBITS TO THE REGISTRATION STATEMENT OF WHICH THIS PROSPECTUS IS A PART, IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY JURISDICTION IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF TRANS WORLD AIRLINES, INC. OR THE PLAN SINCE THE DATE HEREOF OR THAT INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                  The date of this Prospectus is July 30, 1997.




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                                                 Table of Contents

                                                 PAGE                                                          PAGE
                                                 ----                                                          ----
Available Information............................  2          Experts...........................................22
Incorporation of Certain Documents by Reference....2          Legal Opinions....................................22
The Company........................................3          Indemnification of Officers and Directors.........23
The Plan...........................................4

                              AVAILABLE INFORMATION

         Trans World Airlines, Inc. (the "Company" or "TWA") is subject to the informational requirements of the Securities Exchange Act of 1934 (hereinafter referred to as the "Exchange Act") and in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the Commission located at: 7 World Trade Center, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained from the Public Reference Section of the Commission, at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 upon payment of prescribed fees. Certain information may also be available from the Commission through its worldwide web site at http://www.sec.gov. Such reports, proxy statements and other information regarding the Company can also be inspected at the offices of the American Stock Exchange.

         The Company has filed a Registration Statement (herein, together with all amendments thereto, called the "Registration Statement") with the Commission under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the interests of participation in the Plan and shares of Common Stock offered hereunder. This Prospectus does not contain all the information included in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Registration Statement, the Plan and the Common Stock of the Company, reference is hereby made to the Registration Statement and the exhibits and schedules thereto. Statements contained herein concerning the provisions of documents are necessarily summaries of such documents, and each such statement is qualified in its entirety by reference to the copy of the applicable document filed with the Commission.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         There are hereby incorporated by reference herein (a) the Company's Annual Report on Form 10-K for the year ended December 31, 1996, filed with the Securities and Exchange Commission (the "Commission") pursuant to Section 13 of the Exchange Act; (b) the Company's Quarterly

Report on Form 10-Q for the quarter ended March 31, 1997; (c) the description of the Company's Common Stock contained in the Form 8-A Registration Statement filed with the Commission on August 1, 1995, including any amendment or reports filed for the purpose of updating such description; (d) when filed, the Company's latest employee plan annual report, whether filed on Form 11-K or Form 10-K; and (e) all documents subsequently filed by the Company and the Plan pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this prospectus and to be a part hereof from the date of filing of such documents.

         Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

         THE COMPANY AND THE PLAN HEREBY UNDERTAKE TO PROVIDE WITHOUT CHARGE TO EACH PERSON TO WHOM A PROSPECTUS IS DELIVERED, ON THE WRITTEN OR ORAL REQUEST OF SUCH PERSON, A COPY OF ANY AND ALL OF THE DOCUMENTS INCORPORATED BY REFERENCE IN THIS PROSPECTUS (OTHER THAN EXHIBITS TO SUCH DOCUMENTS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE INTO THE DOCUMENTS THAT THE PROSPECTUS INCORPORATES), AND, UNLESS FURNISHED HEREWITH, A COPY OF THE COMPANY'S MOST RECENT ANNUAL REPORT TO SHAREHOLDERS. WRITTEN OR ORAL REQUESTS FOR SUCH COPIES SHOULD BE DIRECTED TO TRANS WORLD AIRLINES, INC., ONE CITY CENTRE, 515 NORTH SIXTH STREET, ST. LOUIS, MISSOURI 63101, ATTENTION: LEGAL DEPARTMENT. TELEPHONE
NUMBER: (314) 589- 3285.

         Participants in the Plan may obtain additional information about the Plan and its Administrators by contacting TWA's Benefits Administrative Center care of American Century Services Corporation ("American Century"), P. O. Box 419385, Kansas City, Missouri 641441- 6385. American Century may also be contacted via telephone at 1 (800) 345-2345.

                                   THE COMPANY

         The Company is incorporated under the laws of the State of Delaware. Its principal executive offices are located at One City Centre, 515 North Sixth Street, St. Louis, Missouri 63101 and its telephone number is (314) 589-3000.

                                    THE PLAN

ADOPTION AND PURPOSE

         Effective as of March 1, 1965, the Board of Directors of the Company initially adopted the Plan for eligible flight attendants (hereinafter "Eligible Employees") of Trans World Airlines, Inc. See Appendix B. The Company amended and restated the Plan in its entirety effective as of November 1, 1988. The Plan was subsequently amended in March 1995, to effect various changes and again in July 1997 to provide for an investment vehicle to permit investment in the Company's common stock, par value $0.01 per share (the "Common Stock"). The provisions relating to the ability of participants in the Plan ("Participants") to invest in Common Stock, will be effective July 14, 1997.

         The purposes of the Plan are to provide eligible employees with a convenient and systematic means of saving and investing a part of their salary for retirement or future financial needs and to afford employees an opportunity to become shareholders of the Company, thereby increasing their economic interest in its progress and success. Participants have the option of directing that up to 15% of their account balance, measured at the time of a Participant's initial investment in the Company Common Stock Fund, be invested in such Fund. New Contributions (which are not rollover contributions) may be invested 100% in Common Stock if a Participant so elects.

         The Plan is administered by the Company (the "Plan Administrator") which utilizes an independent Recordkeeper for certain administrative functions and who acts on behalf of the Company and The International Association of Machinists and Aerospace Workers ("IAM") in their role as plan fiduciaries. (See Administration of the Plan below). Investment decisions for the Plan are made by an investment committee (the "Investment Committee") composed of members selected by the Company (the "Company Members"), by IAM (the "IAM Members") and jointly by the Company Members and the IAM Members ("Joint Members"). See Administration of the Plan. Individual investment decisions are the responsibility of the Participant.

         A description of the Plan (the "Summary Plan Description") has been previously, or concurrently with this document is being, delivered to each participating employee, which contains a summary of certain of its more important provisions, but is not complete. In particular, such Summary Plan Description may not describe the Company Common Stock Fund, which is described herein. A copy of the text of the Plan document itself is available from the Company and has been filed as an exhibit to the Registration Statement for the Plan. The Annual Reports, when filed, for the Plan will contain current financial data and other information about the Plan. To the extent required by law, any changes to the Plan and to the information presented herein subsequent to the date hereof will be described in an appendix to this prospectus.

TERM

         The Plan has no fixed expiration date; however, the Company and IAM reserve the right, at any time by joint agreement, to alter, amend, modify, suspend or terminate the Plan, with or without notice, at any time.

PARTICIPATING COMPANIES

         Trans World Airlines, Inc. is the only company initially participating in the Plan (the "Employing Company"). The Board of Directors of the Company has the power to admit additional subsidiaries or affiliates of the Company to participation in the Plan at any time.

CONTRIBUTION LIMITATIONS

         Total annual employee contributions, tax deferred contributions and any similar contributions to similar plans, including any employing company contributions and forfeitures, if applicable, are subject to a limit on annual additions and certain other complex limits (see Certain Federal Income Tax Consequences below). Among other things, a Participant's total contribution cannot exceed twenty percent (20%) of his total compensation and may be further limited by contributions by the Company to this Plan and by the Participant or the Company to other Company benefit plans. If these limits are exceeded, excess amounts will be distributed to the affected Participants, or held in a suspense account and credited against future contributions as provided for by the Plan.

CONTRIBUTORY PROVISIONS OF THE PLAN INCLUDING REQUIRED EMPLOYER CONTRIBUTIONS

Employer Basic Contribution Account

         The Employer is required to make monthly contributions of the Plan which are equal to 6.2% of aggregate eligible earnings of all eligible Participants. These contributions are allocated to eligible Participants on an age-weighted basis. Effective September 1, 1997, a portion of the Employer Basic Contribution will be first allocated to Flight Service Managers ("FSM") at the rate of 5% of each FSM's eligible earnings with the remaining Employer Basic Contribution to be allocated to all eligible Participants (including FSMs) on the age-weighted basis used prior to that date.

Salary Deferral Contribution Account

         Each eligible Participant is permitted to make before-tax contributions to the Plan by deferring up to 20% of eligible salary. These contributions are not subject to income taxes until the amounts are withdrawn from the Plan.

New After-Tax Contribution Account

         Each eligible Participant is permitted to make after-tax contributions to the Plan in amounts up to 20% of eligible salary. These contributions are subject to income taxes in the year the earnings are paid to the Participant.

Rollover Contribution Account

         Each eligible Participant is permitted to make roll-over contributions to the Plan for distributions from other qualified employer pension plans.

Other Contribution Accounts

         Participants may have balances in other accounts due to the Plan's prior contribution provisions. These accounts are (1) Prior Plan Employer Contribution; (2) Prior Plan Employee Contribution; and (3) Old After-Tax Contribution.

INVESTMENT OPTIONS

         The Investment Committee may select from time to time the funds or other investment options, which may include direct investments (all such investment options hereinafter sometimes being referred to as the "Investment Funds") which will be available for investment of the Plan's assets, and the manner in which such funds shall be invested. Participants in the Plan generally may invest their accounts in one or more Investment Funds. As of the date of this Prospectus, there were ten such Investment Funds denominated as follows:
(1) the Interest Fund; (2) the Conservative Equity Fund; (3) the S&P 500 Index Fund; (4) the International Equity Fund; (5) the Growth Equity Fund; (6) the Aggressive Equity Fund; (7) the Conservative Balanced Portfolio; (8) the Moderate Balanced Portfolio; (9) the Aggressive Balanced Portfolio; and (10) the Company Common Stock Fund. As of the date of this Prospectus, the Balanced Portfolio Investment Funds invest in multiple investment funds; the other funds utilize single investment vehicles.

         This Prospectus relates to the Investment Funds, other than the Company Common Stock Fund, only to the extent the availability of such investment options constitutes "an interest in the Plan" and a security which is required to be registered under the Securities Act. Summary information regarding the specific Investment Funds is contained in the "planning kit" for Participants and in the prospectuses covering those funds or the components thereof (additional information regarding the Company Common Stock Fund is set forth herein), which may be obtained by any Participant from the Recordkeeper or the Plan Administrator. Participants are strongly cautioned not to make any investment under the Plan, whether in the Company Common Stock Fund or otherwise, without receiving and reviewing a current prospectus for such Investment Fund or components thereof. Except for the Company Common Stock Fund, the Interest Fund, the S&P 500 Equity Index Fund and the BZW TAA portion of the Balanced Portfolio, separate prospectuses are available for each of the Investment Funds or the components thereof comprising such funds.

         A brief description of the ten Investment Funds is set forth below.

         The Interest Fund is composed of a single fund which invests in a variety of guaranteed investment contracts issued by insurance companies and other securities, including bonds. The stated objective of this fund is to preserve principal while maintaining a reasonable level of current income.

         The Conservative Equity Fund is composed of a single fund which invests in stocks, bonds and other investment contracts. The stated objective of this fund is to seek capital appreciation over time with a reasonable level of income for stock-based investing.

         The S&P 500 Index Fund has the stated goal of reproducing the performance of the S&P 500 Index, by investing assets in all of the S&P 500 stocks with industry allocations the same as the S&P 500 Index.

         The International Equity Fund invests in a single fund which invests in stocks and bonds of companies primarily located outside the United States. The stated objective of this fund is capital appreciation with little regard for current income.

         The Growth Equity Fund invests in a single fund which invests primarily in common stock. The stated objective of the Growth Equity Fund is capital appreciation with little regard for current income.

         The Aggressive Equity Stock Fund is composed of a single fund which invests primarily in equity securities. The stated objective of this fund is maximum capital appreciation through investment in equity securities of small to medium companies with no regard for current income.

         The Conservative Balanced Portfolio allocates approximately 60% of its investments to fixed income fund investments and approximately 40% to equity investments. The stated objective of this multiple fund investment vehicle is a high level of current income and longer term capital appreciation.

         The Moderate Balanced Portfolio allocates approximately 60% of its investments to equity investments and approximately 40% to fixed income assets. The stated objective of this multiple fund investment vehicle is capital appreciation and a reasonable level of current income.

         The Aggressive Balanced Portfolio allocates approximately 80% of its investments to equity funds and approximately 20% to fixed income funds. The stated objective of this multiple fund investment vehicle is capital accumulation with only minimal consideration for current income.

         Investments in the Company Common Stock Fund will be invested and reinvested directly in the Common Stock of the Company. INVESTMENTS IN THE COMMON STOCK FUND INVOLVE A HIGH DEGREE OF RISK. SEE APPENDIX C: "RISKS FACTORS FOR INVESTMENTS IN THE COMMON STOCK FUND" FOR A DISCUSSION OF CERTAIN RISKS AND OTHER FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS

IN SUCH FUND. Contributions which are not sufficient to purchase whole shares may be invested in short-term, fixed return investments. The Common Stock Fund is not a pooled investment but rather a direct investment by the individual Participant. This means the Participant actually is the beneficial owner of the shares of Common Stock, rather than being the beneficial owner of units in a fund which, in turn, owns the Common Stock. Participants who wish to invest in the Company and can accept the likely volatility in the share price of the stock can invest in Company Common Stock. Such investors should understand that investing in a single security involves greater risk than investing in a stock mutual fund, which invests in many securities. Participants in the Company Common Stock Fund will be credited with a specified number of shares of Company Common Stock and an account balance representing assets in the account. Cash dividends, if any, on Common Stock in the Company Common Stock Fund will be credited to the Participant's account and will be used to purchase additional shares of Common Stock or will be invested temporarily in short-term fixed return investments. Stock dividends, if any, on Common Stock in the Company Common Stock Fund will be credited to the Participant's account. See "Administration of the Plan" for a discussion of Plan expenses.

         The Investment Committee may add, modify or eliminate Investment Funds, at any time and from time to time, at its discretion.

INVESTMENT OF CONTRIBUTIONS; REINVESTMENT OF EXISTING BALANCES

         All contributions made under the Plan are paid over to a trustee (the "Trustee") selected by the Investment Committee and are invested in the name of the Trustee. Shares of Common Stock of the Company may be purchased by the Trustee in the open market or, if the Company and the Investment Committee so agree, may be purchased directly from the Company. Purchases of Common Stock by the Trustee from the Company, if any, shall be made at not more than the fair market value of such shares at the time of purchase as determined by the Company and agreed to by the Investment Committee.

         A Participant may elect to invest up to 100% of future Rollover, Salary Deferral, and New After-Tax contributions in any Investment Fund, except that future rollover contributions may not be invested in the Company Common Stock Fund. A Participant may also elect to have all or any portion of his/her existing interest in an Investment Fund or Funds transferred from those Investment Fund or Funds to any other Investment Fund or Funds; however, any transfer into the Company Common Stock Fund is not permitted if such transfer would result in a total investment in the Company Common Stock Fund of more than 15% of the Participant's total account measured at the time of the transfer.

         A Participant may change his election as to the investment of his future contributions under the Plan by written or telephonic notice to the Recordkeeper. A Participant may change the investment of future contributions in one percent (1%) increments among the Investment Funds. Any change will be effective with respect to Salary Deferral Contributions as of the Valuation Date. The Valuation Date is defined under the Plan as the last business day of each calendar month or such more frequent time as may be determined by the Company. As of the date of this Prospectus, any change in Salary Deferral Contributions will be effective on the same business day a Participant's request is made (if received prior to 3:00 p.m. C.S.T.) or the next business day (if received after 3:00 p.m. C.S.T.). In the event a Participant fails to make an investment election, then his contributions and any Company contributions for his account will be invested in the Conservative Balanced Portfolio for contributions made prior to August 1, 1997. Effective on August 1, 1997, contributions made on and after that date, for which no investment election is made, will be invested in the Moderate Balanced Portfolio.

         A Participant may elect to change the investment of amounts already in his account ("current accounts") among the Investment Funds in 1% increments. Any change in current accounts will be effective on the Valuation Date or the settlement date in the case of the Company Common Stock Fund, which settlement date generally will be three (3) business days following the transaction date. As of the date of this Prospectus, changes in current accounts, other than the Company Common Stock Fund, will be effective on the same business day a Participant's request is made (if received prior to 3:00 p.m. C.S.T.) or the next business day (if received after 3:00 p.m. C.S.T.).

         Until a transfer is effected, a Participant's account will remain in the Investment Fund or Funds specified in his last previous election and, therefore, will be credited with any income and appreciation on the securities in such Fund or Funds and charged with any losses and decreases in value of such securities.

         Requests for change must be made to the Recordkeeper. Written confirmations of transaction changes in current accounts will be sent to the Participant's home address within three (3) business days after the date a Participant gives investment directions. In the event of an error or other dispute concerning investment directions in current accounts, a Participant must file a claim with the Plan Administrator within thirty (30) days from the date he receives written confirmation of the transaction (or if the Participant does not receive written confirmation, within thirty (30) days from the date the Participant receives the statement for the month in which the transaction occurred or would have occurred).

         All cash received by the Trustee as a result of interest, dividends or the sale of securities will be reinvested by the Trustee in the same Investment Fund in which such cash arose for the respective accounts of the Participants having an interest in such Investment Fund.

         An interest in the Plan generally is represented by the number of shares or units credited to a Participant's separate account. The value of a mutual fund share is determined by dividing the net assets of each Investment Fund by the total number of shares of that Investment Fund outstanding. Shares of Common Stock are valued based on market price. Contributions which are insufficient to purchase an entire share of Common Stock may be invested in a money market investment sub-account for the Participant in the Common Stock Fund. The number of additional shares credited to a Participant's separate account is determined by dividing the Participant's interest in the current month's contributions by the applicable share purchase price, net of transaction costs. The number of shares deducted from an Investment Fund as a result of a distribution is also based on the valuation of the shares at the effective date of the distribution. For purposes of share calculations, securities are included in the net assets of the Investment Funds at their current market values.

         To enable the Trustee to invest contributions in accordance with Participants' investment elections, as soon as practicable after the contributions are made or in anticipation of such contributions, the Trustee will buy or sell shares of Common Stock (in market transactions or otherwise as determined pursuant to the Plan) on behalf of the Plan as required. The value of the Trust and the amounts invested will reflect the proceeds from the purchase or sale of such shares which may differ from the value of these shares at the time they are acquired by the Trust. At any time when it would be unlawful for the Trustee to purchase or sell shares (each, a "Blackout Period"), the Trustee will invest the cash on behalf of Participants. With respect to purchases of Common Stock, promptly upon expiration of a Blackout Period, it is expected that the Trustee will purchase shares of Common Stock (at market prices at the time of such purchase) using cash contributed during such Blackout Period. In connection therewith, the Trustee may sell shares of Common Stock and/or other assets of the Trust in anticipation of such purchases.

Selection of Brokers

         The Plan does not expressly impose any limitations on the selection of brokers who will effect transactions in Plan securities. Accordingly, brokers which effect securities transactions for the Plan may be selected by the Investment Committee on the basis of, among other things, the following factors: price of securities; commissions charged; execution capability, including reference to volume and timing; and market availability (for example, a particular broker may be a "market maker"). There is no broker selection, as such, for commingled trust funds. Pursuant to the terms of the Trust Agreement between the Investment Committee and the Plan Trustee, the Trustee has the implicit power to select brokers for Plan transactions.

Pro Forma Investment Performance

         Reference is made to Appendix A, the Investment Performance Index, for a table that presents the relative performance of an investment in the Investment Funds, assuming reinvestment of dividends and interest as of the dates indicated.

DISTRIBUTIONS AND WITHDRAWALS UNDER THE PLAN

Distribution Upon Termination of Service

         If the Participant terminates service with the Company or other Employer under the Plan for any reason other than death, the entire balance of his Salary Deferral Contribution Account, and, if applicable, his Prior Plan Employee Account, Old After-Tax Account, New After-Tax Account, Prior Plan Employer Account, and Rollover Account shall become distributable to him valued in the manner set forth in the Plan with respect to valuation of accounts for distribution.

Small Benefits

         Notwithstanding any provision of the Plan to the contrary, if the total value of a terminating Participant's Accounts at the time of his termination of employment is three thousand five hundred dollars ($3,500) or less (and was not more than three thousand five hundred dollars ($3,500) at the time of any prior distribution or withdrawal), the entire value of the Participant's Accounts will automatically be distributed to the Participant in a single lump sum payment as soon as practicable following the termination of employment.

Timing of Distribution

         If the total value of a Participant's Accounts at the time of his termination of employment is more than three thousand five hundred dollars ($3,500) (or was more than three thousand five hundred dollars ($3,500) at the time of any prior distribution or withdrawal), payments will commence as soon as administratively possible following the Plan Administrator's receipt of notice of the Participant's Retirement, Disability or Termination of Employment. Payment will not commence prior to the Participant's attainment of age sixty-two
(62) without the Participant's written consent obtained within ninety (90) days prior to the date payment is to begin. Spousal consent may be required in the case of certain types of accounts.

         Notwithstanding the foregoing, unless the Participant elects a later commencement date in writing, payments will not commence later than sixty (60) days after the end of the Plan Year in which occurs the latest of: (i) the Participant's attainment of Normal Retirement Age; (ii) the tenth (10th) anniversary of the commencement of his Plan participation; or (iii) his termination of employment.

         Notwithstanding any other provisions of the Plan to the contrary, the entire balance of all of a Participant's Accounts must be distributed or must begin to be distributed no later than April 1 of the calendar year immediately following the date the Participant attains age seventy and one-half (70 1/2), even if the Participant is still employed. Distributions are subject to certain minimum distribution rules. If a Participant receives such a distribution while still employed, any additional amounts allocated to the Participant's Accounts as of any succeeding December 31 will be distributed no later than the end of the following calendar year.

Valuation of Accounts for Distribution

         The Participant's Accounts will be valued as of the last business day of the month or such other time as the Company may decide (currently the date of the distribution).

Effect of Death of Participant on Distributions

         If a Participant dies before the entire balance of his Accounts has been distributed to him, the remaining interest will be distributed to the Participant's Beneficiary as soon as reasonably practicable following the Valuation Date coincident with or next following the Participant's death.

Upon a Participant's death, a spousal Beneficiary may elect to receive any Death Benefit payable under the Plan in any of the distribution options available to Participants, with the exception of the fifty percent (50%) joint and survivor annuity with ten year term guarantee. However, if the value of the deceased Participant's Accounts is more than three thousand five hundred dollars ($3,500), the Beneficiary may elect to have the deceased Participant's Accounts remain in the Plan until the Beneficiary requests distribution. If the Beneficiary makes such an election, the Beneficiary generally is permitted to direct the investment of the Accounts among the Investment Funds and will be permitted to make withdrawals of all or part of the deceased Participant's Accounts. Upon the Beneficiary's election to receive distribution from the Accounts, the benefit shall be paid in the manner set forth in the Plan. Notwithstanding the foregoing, at such time as the deceased Participant's Accounts are less than three thousand five hundred dollars ($3,500), the entire balance shall automatically be distributed in a single lump sum payment. Notwithstanding any provision of the Plan to the contrary, a distribution to a deceased Participant's nonspouse Beneficiary shall be completed within five (5) years of the Participant's death. A distribution to a deceased Participant's Spouse shall commence no later than the date the deceased Participant would have attained age seventy and one-half (70 1/2) and shall be paid over a period not longer than the Spouse's life expectancy.

Form of Distribution

         Distribution of a Participant's Accounts generally will be made in a single lump sum cash payment. However, any Participant or the Beneficiary of a deceased Participant may, if the value of the Participant or deceased Participant's Accounts is more than three thousand five hundred dollars ($3,500), elect to have the Accounts paid in the form of periodic installments or annuities in the amount and over such period as the Participant or Beneficiary may elect, subject to applicable limitations.

In-Service Withdrawals by Participants

         A Participant may, while employed by the Company, withdraw amounts from his Plan Accounts, provided the withdrawal satisfies the relevant terms and conditions of the Plan. An in-service withdrawal pursuant to a Non-Hardship Withdrawal or withdrawals after age 59 1/2 will be made not more than thirty
(30) days after receipt of the Participant's written request. A hardship withdrawal will be made as soon as reasonably practicable after the Participant's written request is approved by the Plan Administrator. All withdrawals shall be accomplished by a proportionate reduction of the applicable Accounts' investment in the Investment Funds. Only one in-service withdrawal is permitted per calendar quarter.

Non-Hardship Withdrawals

         Prior to the Participant's attainment of age fifty-nine and one-half (59 1/2), the Participant may make an in-service withdrawal from his Accounts (other than from the Employer Basic Account), of an amount not more than the value of such Account(s) (less any amount held as security for a loan from the Plan), in a single lump sum cash payment. The minimum amount of an in-service withdrawal is the lesser of $500 or such "Maximum Withdrawal Amount" as is established pursuant to the Plan. Spousal consent may be required for certain withdrawals. Non- Hardship withdrawals will be made from the Participant's Accounts in the following order:

         (i)      any Prior Plan Employee Accounts;

         (ii)     any Old After-Tax Account;

         (iii)    any New After-Tax Account;

         (iv)     any Prior Plan Employer Account; and

         (v)      Rollover Account.

Hardship Withdrawals

         Prior to age fifty-nine and one-half (59 1/2), a Participant may withdraw his Salary Deferral Contributions only upon his establishment to the satisfaction of the Plan Administrator that the withdrawal is necessary to alleviate a financial hardship. No hardship withdrawal may be made until (i) the Participant has obtained all non-hardship withdrawals permitted under all plans maintained by the Company and Affiliates (including those non-hardship withdrawals permitted under the Plan) and (ii) the Participant has obtained all nontaxable loans available under all deferred compensation plans of the Company and Affiliates.

         Financial hardship means an immediate and heavy financial need of the Participant which cannot be satisfied from other reasonably available resources on account of:

         (i) Medical expenses incurred by the Participant, his spouse or his dependents, or expenses necessary to obtain medical care;

         (ii) The purchase of a principal residence of the Participant (not including mortgage payments);

         (iii) The payment of tuition and fees for the next twelve (12) months of post-secondary education for the Participant, his spouse or his dependents;

         (iv) The need to prevent eviction of the Participant from his principal residence or foreclosure on the mortgage of such principal residence; or

         (v) payment of funeral expenses for the Participant's Spouse or any lineal ascendant or descendant of the Participant or the Participant's Spouse;

         A Participant may not make Salary Deferral Contributions to the Plan and other elective deferrals (as defined in Section 402(g)(3) of the Code) made to any other plan of the Company and its Affiliates for the taxable year immediately following the taxable year of the Participant's hardship withdrawal in excess of the applicable limit under
Section 402(g) of the Code, less the amount of the Participant's Employee Contributions for the taxable year of the hardship withdrawal.

Withdrawals After 59-1/2

         A Participant who has attained age fifty-nine and one-half (59 1/2) may make an in-service withdrawal of up to the entire balance of all his Plan Accounts (less any amount held as security for a loan from the Plan) in a single lump sum cash payment. Such withdrawals pursuant to this provision will be made from a Participant's Accounts in the order described above with respect to Non-Hardship withdrawals and then from the Participant's Salary Deferral Contributions. Early withdrawals may not be made from the Employer Basic Account or the Prior Plan Employer Account.

Transfers of Accounts to Other Qualified Plans

         At the election of a Participant who is eligible for a distribution from the Plan that is an "eligible rollover distribution" (within the meaning of Section 402 of the Code), the Plan Administrator will authorize the direct transfer of the distributed amount from the Trust Fund of this Plan to a qualified trust" or "eligible retirement plan" (within the meaning of Section 401(a)(31) of the Code). Such direct transfers will be made in accordance with procedures established by the Plan Administrator conforming to the requirements of Section 401(a)(31) of the Code and regulations thereunder.

DEFAULTS AND FORFEITURES

         If a Participant should not be in compliance with the terms of any Plan loan as of a date which is thirty (30) days after the date of a notice to the Participant of a potential default, the Plan Administrator may declare the loan in default, in which event the entire amount of unpaid principal and accrued interest shall immediately become due and payable. Without further action or notice to the Participant, the Plan Administrator will direct the Trustee to reduce the amount of the Participant's Plan Accounts which are available for in-service withdrawals by the total amount due and payable. During such delay, the outstanding balance of the loan shall continue to accrue interest until fully repaid. If the loan is not repaid, the Plan Administrator may take such other action as may be necessary or appropriate to secure repayment; provided, however, that the default may not be satisfied out of the Participant's interest in the Plan prior to his or her entitlement to a distribution under the Plan.

LIENS

         The Trust Agreement provides that the Trustee's compensation, including fees, legal and consulting expenses and disbursements generally will be paid from the Trust Fund.

NON-ALIENATION OF INTERESTS

         Except as provided with respect to loans under the Plan, no benefit or interest under the Plan, regardless of whether or not vested, is subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge. No such benefit or interest shall be liable for or subject to the debts, contracts, liabilities, engagements or torts of the person entitled to such benefit or interest. If any Participant, former Participant or beneficiary becomes bankrupt or attempts to anticipate, alienate, sell, transfer, assign, pledge, encumber or charge any benefit or interest under the Plan, the Company may, in its discretion, direct the Trustee to terminate any payment of benefits to which such Participant, former Participant or beneficiary is then or may thereafter become entitled and to hold such amount in further trust and to apply such amount to the benefit of such Participant, former Participant or beneficiary in a manner determined by the Company. However, an exception to such non-alienation of interests exists for qualified domestic relations orders. For this purpose, a domestic relations order is any judgment, decree or order (including approval of a property settlement agreement), which
(i) relates to the provision of child support, alimony payments or marital property rights to a spouse, former spouse, child or other dependent of a Participant, and (ii) is made pursuant to a state domestic relations law (including a community property law). In order to be "qualified," a domestic relations order must meet the requirements set forth in Section 414(p) of the Code.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

         The Company received a determination from the Internal Revenue Service dated September 11, 1995, on the Plan to the effect that the Plan qualifies under Section 401(a) of the Code, and that the "fund" created as part of the Plan is exempt from federal income tax under Section 501(a) of the Code. The Company has not applied to the Internal Revenue Service for a determination on the 1996 amendments of the Plan, although the Company intends to make such an application by the applicable deadline.

         The following description of tax effects assumes that the Plan and Fund will comply with applicable provisions of the Internal Revenue Code (the "Code") and continue to remain qualified and tax-exempt, respectively, under the Code. The description also assumes contributions are made on a pre-tax basis. Reference is made to the Appendices for certain material changes, if any, in the federal income tax law applicable to participation in the Plan, which were made or are effective subsequent to the date as of which such tax information is presented in this prospectus.

         For federal income tax purposes, the Company is entitled to a deduction from gross income for Participant contributions, subject to the deductibility limits under Section 404(a) of the Code. Participant contributions, up to $7,000 per year (or such higher amount as adjusted yearly by a cost of living index; e.g., $9,500 for 1996), are made on a pretax basis and are not subject to federal income tax until distributed or withdrawn. In accordance with rules summarized below, federal income taxation of interests of Participants in the Plan is deferred until those interests are distributed to recipients. Participant contributions are subject, however, to FICA taxes.

         Until distribution, a Participant will not be subject to federal income tax on contributions, dividends, income or gains realized by the Plan nor will the Plan be subject to tax on dividends, income or realized gains.

Distributions

         Generally, a distribution from the Plan will be ordinary income to the Participant in the year in which the distribution is made and will be subject to federal income tax at the then current applicable rate. However, certain favorable tax treatment may be available if the distribution constitutes a "lump-sum distribution," as discussed below.

Lump Sum Distributions

         If the balance to the credit of a Participant under the Plan becomes payable to the recipient (1) on account of the Participant's death, (2) after the Participant attains age 59 1/2, or (3) on account of the Participant's separation from service and is distributed to the recipient within any one taxable year of the recipient, the distribution will constitute a "lump-sum distribution." If such distribution includes Company Common Stock, the portion of such distribution which represents net unrealized appreciation in the value of the Company Common Stock generally will not be taxable to the recipient at the time of distribution unless the recipient otherwise elects. When the recipient sells the Company Common Stock, the previously untaxed net unrealized appreciation will be taxable as a capital gain. If the recipient dies before disposing of the Company Common Stock, the previously untaxed net unrealized appreciation may constitute income in respect of a decedent, taxable to the person inheriting the Company Common Stock as a capital gain. If the Participant elects not to have the special rule apply to the net unrealized appreciation, such net unrealized appreciation will be taxed in the year the Participant receives the Company Common Stock, unless the Participant rolls over the Stock.

         The remainder of such lump-sum distribution will be taxed as ordinary income at the regular rates in effect in the year of distribution unless the recipient is eligible to elect, and does elect, special favorable tax treatment. If the recipient is at least age 59 1/2 at the time the distribution is made, the recipient may, until 2000, elect to have such remainder taxed under a special five-year forward-averaging provision which has the effect of lowering the effective tax rate. Such an election (which may not be made by a recipient other than an individual, estate or trust) may be made only once with respect to a Participant. If the distribution is made to an employee or former employee, the election may not be made unless the recipient has been a Participant under the Plan for five or more taxable years prior to the taxable year in which the distribution is made. Subject to certain grandfather rules, five-year forward averaging was repealed for distributions after December 31, 1999 by the Small Business Job Protection Act of 1996.

         If the recipient of such a lump-sum distribution attained age 50 before January 1, 1986, the recipient may, instead, elect to have the taxable portion of such a distribution taxed under 10-year forward-averaging provisions under the tax rates in effect for calendar year 1986. This election precludes an election under the general rule for five-year averaging after age 59 1/2.

         If the distribution qualifies as an "eligible rollover distribution" (explained below under "Rollovers"), the Participant, the Participant's surviving spouse, or an alternate payee under a qualified domestic relations order may defer the imposition of tax if the distribution is paid in a direct rollover to an individual retirement account or to another employer's retirement plan that will accept the direct rollover.

10% Penalty Tax if the Participant is under age 59 1/2

         Distributions made from the Plan to a Participant before the Participant attains age 59 1/2 may be subject to a special 10% additional tax on the amount of the distribution that is includable in the Participant's income. This additional tax will not be applicable if the distribution is made because the Participant has become disabled or if the Participant has separated from service with the employer after reaching the age of 55. Further, the additional tax will not be applicable to a distribution to the extent the distribution does not exceed the amount allowable as a deduction under Section 213 of the Code for amounts paid during the taxable year for medical care or to a distribution made to an alternate payee pursuant to a qualified domestic relations order.

15% Excise Tax on Excess Distributions

         If a taxpayer receives more than the greater of $150,000 or $112,500 (subject to certain adjustments for inflation) from all tax-qualified retirement plans (including individual retirement accounts or annuities) during a year, he may be subject to an excise tax equal to 15% of the amount of the distribution in excess of that dollar amount. Such dollar amount may be increased under certain circumstances (such as to take into account income averaging available with respect to a lump-sum payment). This tax is not applicable to death benefit payments; however, there may be a comparable increase in an individual's estate tax under certain circumstances. The Small Business Job Protection Act of 1996 exempts from the 15% excise tax distributions made in 1997, 1998 and 1999. This moratorium does not affect estate taxes, however.

Rollovers

         The Code classifies distributions into two types: (1) distributions that a Participant may roll over ("eligible rollover distributions"), and (2) distributions that a Participant may not roll over. In general, for this Plan, an eligible rollover distribution means any distribution of all or any portion of the Participant's account balance, other than (i) a distribution of Participant's after-tax contributions, or (ii) a distribution that is required to be made when the Participant attains age 70 1/2.

         A Participant may elect a direct rollover of all or any portion of an eligible rollover distribution. If the Participant elects a direct rollover, the Plan will pay the eligible rollover distribution directly to the Participant's IRA or to another employer's plan that the Participant has designated and which will accept the direct rollover. (The term "IRA" includes individual retirement accounts and individual retirement annuities.) A direct rollover of an eligible rollover distribution is not subject to taxation until the Participant later receives a distribution from the IRA or employer's plan.

         The portion of an eligible rollover distribution that the Participant elects to receive is taxable to the Participant unless within 60 days, the Participant rolls over the portion he or she elected to receive to an IRA or another employer's plan. The portion of the Participant's distribution that the Participant elects to roll over is not subject to taxation until the Participant receives a distribution from the IRA or employer's plan. However, the taxable portion of the Participant's eligible rollover distribution which the Participant elected to receive is subject to mandatory 20% federal income tax withholding. For example, if the Participant's eligible rollover distribution is $5,000, the Plan will pay the Participant only $4,000, and remit to the IRS $1,000 as income tax withholding. The Participant receives a Form 1099-R from the Plan, which reports the full $5,000 as a distribution. The $1,000 withholding amount applies against any federal income tax the Participant may owe for the year. A direct rollover is the only means of avoiding this 20% withholding.

         The 20% mandatory withholding does not apply to any portion of a Participant's taxable distribution that is not an eligible rollover distribution. The Participant may elect whether to have federal income tax withholding apply to that portion.

         Prior to making a distribution to a Participant, the Plan will furnish the Participant a Special Tax Notice Regarding Plan Payments, which explains the above rules in more detail. IRS Publication 575 and IRS Publication 590 provide additional information about the tax treatment of Plan distributions and rollovers.

Plan Loans

         Receipt of amounts from the Plan pursuant to qualifying loans will generally not be taxable as distributions to a Participant, provided that the loans satisfy applicable Code requirements and are repaid in accordance with the terms of such loans. However, if a Participant defaults in payment on a Plan loan and his account balance is applied to pay off such loan, the amount in default may be deemed to be a taxable distribution to such Plan Participant. No interest deductions will be allowed when Plan loans are made to certain key employees or, as is the case under the Plan, secured by Tax Deferred Contributions.

                        -----------------------------

         THE FOREGOING IS ONLY A GENERAL SUMMARY OF CERTAIN FEDERAL INCOME TAX PROVISIONS APPLICABLE TO PARTICIPATION IN THE PLAN AND DOES NOT PURPORT TO BE COMPLETE. AMONG OTHER ITEMS, IT DOES NOT ADDRESS STATE AND LOCAL TAX CONSEQUENCES APPLICABLE TO PARTICIPATION IN THE PLAN. THE LAW AND
INTERPRETATIONAL AUTHORITIES ON WHICH SUCH SUMMARY IS BASED ARE SUBJECT TO CHANGE AT ANY TIME.

         Each Participant should consult his own tax advisor concerning the applicability of federal taxes, as well as any state, local or foreign taxes, with respect to all aspects of participation in the Plan, including the tax consequences of withdrawals and distributions from the Plan. In particular, Participants are urged to consult with their individual tax advisors regarding Plan distributions, because the federal, state and local income tax treatment will vary depending on the Participant's individual circumstances.

APPLICABLE REQUIREMENTS OF ERISA

         The Plan is a "defined contribution plan" described in section 3(34) of ERISA. As such, the Plan is subject to the applicable provisions set forth in
Part I (Reporting and Disclosure), Part 2 (Participation and Vesting), Part 4 (Fiduciary Responsibility) and Part 5 (Administration and Enforcement) of Subtitle B of Title I of ERISA, which relate to employee pension benefit plans which are defined contribution plans.

         The Plan is not subject to Part 3 (Funding) of Subtitle B of Title I of ERISA nor is it subject to any of the provisions in Title IV (Pension Benefit Guaranty Corporation Plan Termination Insurance) of ERISA. Those portions of ERISA pertain to "defined benefit plans" described in section 3(35) of ERISA. Accordingly, such provisions do not apply to the Plan (which is a defined contribution, individual account plan), and the protections afforded thereby will not be extended to Participants.

ADMINISTRATION OF THE PLAN

         The Company, the Trustee, the Plan Administrator, the Investment Committee, the Investment Advisors, the Retirement Board and the Investment Manager each is a "named fiduciary" as such term is used in ERISA. The Plan Administrator has general authority to control and manage the administration of the Plan subject to the allocation of specific responsibilities to the Company, the Investment Committee and other persons or entities as designated in the Plan.

         Pursuant to Article Eleventh of the Company's Certificate of Incorporation and the relevant provisions of its Bylaws, the Company has agreed to indemnify each director, officer, employee or agent who is involved in the administration of the Plan against expenses (including attorney's fees), judgments, fines, amounts paid in settlement and actually and reasonably incurred in connection with any action or proceeding, whether civil, criminal, administrative or investigative, or any claim or demand made by reason of such employee's actions to the full extent provided by law, provided the employee, with respect to civil claims and suits and criminal actions or proceedings, acted in good faith for a purpose which he reasonably believed to be in accordance with the intent of the Plan, and with respect to criminal actions or proceedings also had no reasonable cause to believe that his conduct was unlawful.

         Expenses of Plan administration are allocated among the Plan, IAM and the Company. The Trust bears the following expenses, which expenses are paid directly from Plan assets or by brokerage commissions, as determined by the Investment Committee and as may be permitted under ERISA:

         (1) The reasonable fees and expenses of the Trustee, Plan Administrator, Recordkeeper and Investment Manager;

         (2) The reasonable fees and expenses of the outside members of the Investment Committee;

         (3) The reasonable fees and expenses for services contracted for by the Investment Committee, including services for the operation of Plan assets, which services may include, but are not limited to, legal, administration, management, actuarial, accounting, auditing, clerical and consulting services;

         (4) The reasonable costs of operating the fund administration office;

         (5) The reasonable compensation and expenses of an executive director of the Plan or other Plan employees;

         (6)      The cost of fiduciary liability insurance;

         (7)      The payment of auditors;

         (8) Unreimbursed expenses incurred as a result of a service provider's errors and omissions;

         (9) Cost of printing and distribution of information in connection with the Plan.

         IAM bears the following expenses:

         (1) The reasonable compensation expenses of the IAM members of the Investment Committee;

         (2) The reasonable compensation and expenses of IAM appointed members of the Retirement Board;

         (3) 1/2 of the reasonable compensation expenses of any impartial referee selected to serve on the Retirement Board;

         (4)      The compensation and expenses of consultants engaged by IAM.

         The Company bears the following expenses:

         (1) The reasonable compensation and expenses of the Company members of the Investment Committee;

         (2) The reasonable compensation and expenses of the Company - appointed members of the Retirement Board;

         (3) 1/2 of the reasonable compensation expenses of any impartial referee selected to serve on the Retirement Board;

         (4) The compensation and expenses of consultants engaged by the Company;

         (5) Expenses incurred in connection with payroll deductions and maintenance of employee census;

         (6)      Compensation expenses of Company employees.

         EXPENSES RELATED TO INVESTMENTS OF THE INVESTMENT FUNDS, SUCH AS BROKERAGE COMMISSIONS, STOCK TRANSFER TAXES AND OTHER CHARGES INCURRED IN THE ACQUISITION OR DISPOSITION OF SUCH INVESTMENTS, MAY BE PAID OUT OF THE APPLICABLE PARTICIPANT ACCOUNT. IN THE CASE OF THE COMPANY COMMON STOCK FUND, THE PARTICIPANT WILL BEAR THE BROKERAGE FEES AND OTHER TRANSACTION COSTS ASSOCIATED WITH A PARTICIPANT'S DIRECTION TO INVEST FUTURE SALARY DEFERRAL CONTRIBUTIONS DIRECTLY INTO SUCH FUND. A PARTICIPANT'S INDIVIDUAL ACCOUNT WILL BEAR, IN THE CASE OF THE COMPANY COMMON STOCK FUND, QUARTERLY ACCOUNT MAINTENANCE FEES (CURRENTLY .025% PER QUARTER OF A PARTICIPANT'S BALANCE IN SUCH COMPANY COMMON STOCK FUND AS OF THE MEASUREMENT DATE) AND THE BROKERAGE FEES AND OTHER TRANSACTION COSTS ASSOCIATED WITH THE PARTICIPANT'S DIRECTIONS TO TRANSFER HIS CURRENT ACCOUNT BALANCES INTO OR OUT OF THE COMPANY COMMON STOCK FUND. COMMON STOCK PURCHASED ON THE OPEN MARKET IS SUBJECT TO BROKERAGE COMMISSIONS AND OTHER TRANSACTION COSTS. ANY COMMON STOCK PURCHASED DIRECTLY FROM OR SOLD TO THE COMPANY WILL NOT BEAR ANY COMMISSION COSTS.

VOTING

         The Plan provides that Participants in the Company Common Stock Fund will be entitled to direct the Plan's Trustee (through the Investment Committee) with respect to the voting of full and fractional shares, if any, of Common Stock credited to their accounts. The Plan further provides that full and fractional shares, if any, of Common Stock for which no direction is received by the Trustee in a timely fashion will be voted in proportion to the votes of the shares for which direction was received unless the Trustee, in its sole discretion, elects to vote such undirected shares in another way in order to meet its fiduciary duties under ERISA.

REPORTS TO PARTICIPANTS

         As soon as practicable after the end of each quarter, each Participant is furnished with a statement of his account under the Plan as of the end of such quarter. This statement will be deemed accepted as correct if no written objection thereto has been received within 30 days after the statement is rendered. In addition, Participants are furnished a Summary Annual Report containing financial information relating to the Plan in each year.

AMENDMENTS TO, OR MODIFICATION OR TERMINATION OF, THE PLAN

         Although the Plan is intended to be permanent, the Company and IAM have the right by joint agreement to amend or terminate it at any time, either prospectively or retroactively, except that no amendment may reduce the interest in the Fund, whether vested or contingent, of any Participant, former Participant or designated beneficiary without his consent. Upon complete discontinuance of contributions by the Company, the complete or partial termination of the Plan or the final liquidation and dissolution of the Company, the interest of each Participant affected thereby would become fully vested and non-forfeitable and, after provision for the payment of all liabilities and expenses, would be distributed in accordance with one of the specified methods of payment.

RESALE RESTRICTIONS

         Resales by "affiliates" of the Company of shares issued under the Plan may be subject to limitations imposed by Rule 144 under the Securities Act.

                                   * * * * * *

         The foregoing description is a summary of certain provisions of the Plan and Trust Agreement. Copies of Plan documents have been filed as exhibits to the Registration Statement. Reference is made to such exhibits for a full statement of the Plan and Trust Agreement, and the foregoing summaries are subject thereto and qualified in their entirety by such reference.

                                     EXPERTS

         The consolidated financial statements and financial statement schedule of Trans World Airlines, Inc. as of December 31, 1996 and 1995 and for each of the periods in the three year period ended December 31, 1996, included in Trans World Airlines, Inc.'s Annual Report (Form 10-K) for the year ended December 31, 1996, have been audited by KPMG Peat Marwick LLP, independent certified public accountants, as set forth in their report thereon, included therein and incorporated herein by reference. The report of KPMG Peat Marwick LLP contains an explanatory paragraph indicating that the Company's recurring losses from operations and its limited sources of additional liquidity raise substantial doubt about the Company's ability to continue as a going concern. In addition, their report refers to the application of fresh start reporting in connection with the 1995 Reorganization. See the Consolidated Financial Statements incorporated by reference herein. Such financial statements and schedule are incorporated herein in reliance upon the report of KPMG Peat Marwick LLP and upon the authority of such firm as experts in auditing and accounting.

                                 LEGAL OPINIONS

         The legality of the Common Stock and the participations in the Plan offered hereby and the compliance of the Plan, as amended, with Section 401(a) of the Code has been passed upon for the Company by Smith, Gambrell & Russell, LLP, 1230 Peachtree Street, N.E., Promenade II, Suite 3100, Atlanta, Georgia 30309-3592.

                    INDEMNIFICATION OF OFFICERS AND DIRECTORS

         The By-Laws of the Company require the Company to indemnify its directors and officers to the fullest extent permitted by Delaware law. In addition, the Company has purchased insurance policies which provide coverage for its directors and officers in certain situations where the Company cannot directly indemnify such directors or officers.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

                            APPENDIX A TO PROSPECTUS
                                       FOR
        TRANS WORLD AIRLINES, INC. RETIREMENT PLAN FOR FLIGHT ATTENDANTS

                           INVESTMENT PERFORMANCE*

                                                          Through December 31
INVESTMENT OPTIONS AND SELECTED              1 YEAR            3 YEARS           5 YEARS
PORTFOLIO BENCHMARKS FOR CERTAIN
FUNDS
Interest  Fund                                6.22%              6.47%             6.71%
Conservative Equity Fund                     24.25%             24.94%              N/A
S&P 500 Index Fund                           34.35%             28.42%              N/A
International Equity Fund                    27.93%             14.38%            14.28%
Growth Equity Fund                           21.93%             25.00%            21.24%
Aggressive Equity Fund                       (8.06)%            21.97%            13.87%
Conservative Balanced Portfolio              14.32%             13.24%              N/A
Moderate Balanced Portfolio                  13.34%             16.76%              N/A
Aggressive Balanced Portfolio                 4.58%             18.85%              N/A


(N/A = Not Available)



                                                                                TARGET
INVESTMENT OPTIONS                      MANAGER(S) OR FUND VEHICLE            ALLOCATIONS
Interest Fund                           PRIMCO Capital Management                100%

Conservative Equity Fund                American Century Investment              100%
                                        Management, Inc.

S&P 500 Index Fund                      BZW Barclays Global                      100%
                                        Investors

International Equity Fund               American Century Investment              100%
                                        Management, Inc.

Growth Equity Fund                      American Century Investment              100%
                                        Management, Inc.

Aggressive Equity Fund                  American Century Investment              100%
                                        Management, Inc.

Conservative Balanced Portfolio         Barclays Daily Tactical Assets
                                        Allocation Fund J.                        35%
                                        Interest Fund                             45%
                                        Conservative Equity Fund                  20%

Moderate Balanced Portfolio             Barclays Daily Tactical Assets
                                        Allocation Fund J.                        50%
                                        Interest Fund                             20%
                                        Conservative Equity Fund                  15%
                                        Aggressive Equity Fund                    15%

Aggressive Balanced Portfolio           Barclays Daily Tactical Assets
                                        Allocation Fund J.                        30%
                                        International Equity Fund                 20%
                                        Growth Equity Fund                        20%
                                        Aggressive Equity Fund                    20%
                                        Interest Fund                             10%

-----------

* As reported by Recordkeeper. Data represents change in blended net asset value of investment options. A Participant's individual return may vary slightly because of contribution timing, transfers, etc.

The performance information presented here includes changes in principal value, reinvested dividends, and capital gain distributions. Total return represents past performance. Past performance cannot guarantee future results. Investment return and principal value will vary, and shares may be worth more or less at redemption than at original purchase. The prospectuses for the individual funds or components thereof, contain more complete information, including management fees and expenses.

Data Regarding Common Stock of TWA

         The Common Stock is listed on the American Stock Exchange. The following table sets forth the range of quarterly high and low prices for shares of Common Stock on the composite tape (as reported in The Wall Street Journal). Information regarding the trading prices of Common Stock equivalents prior to August 23, 1995, the Effective Date of the Company's Prepackaged Plan of Reorganization is not comparable with the data provided below and is not included herein.

PERIOD                                                    HIGH                          LOW
------                                                    ----                          ---
1995
Third Quarter (Beginning August 23, 1995)                 $   8.00                       $ 5.313
Fourth Quarter                                            $ 14.625                       $ 6.500

1996
First Quarter                                             $  20.50                       $ 9.125
Second Quarter                                            $  23.75                       $14.125
Third Quarter                                             $ 14.875                       $ 9.625
Fourth Quarter                                            $  9.250                       $ 6.563

1997
First Quarter                                             $ 8.4375                       $5.1875
Second Quarter                                            $10.8125                       $ 5.875
Third Quarter (through July 28, 1997)                     $   8.75                       $  6.00


         Investments in the TWA Common Stock Fund are not pooled investments. Nevertheless, future data regarding the value of a Participant's shares in the TWA Common Stock Fund may not be identical with reported prices of the Common Stock due to deductions for expenses and transaction costs.


                                  ------------

The date of this Appendix is July 30, 1997.

                            APPENDIX B TO PROSPECTUS
                                       FOR
                  RETIREMENT SAVINGS PLAN FOR FLIGHT ATTENDANTS
                          OF TRANS WORLD AIRLINES, INC.

         This Appendix presents certain information which should be read in conjunction with the Prospectus dated February 3, 1997 relating to the Retirement Savings Plan for Flight Attendants of Trans World Airlines, Inc. (the "Prospectus"). The Company hereby undertakes to furnish a copy of the Prospectus to each person to whom this Appendix is delivered, upon the written or oral request of any such person. Written or oral requests should be directed to Trans World Airlines, Inc., One City Centre, 515 North Sixth Street, St. Louis, Missouri 63101, Attention: Legal Department. Telephone number: (314) 589-3285. Defined terms used in this Appendix shall have their respective meanings as set forth in the Prospectus.

PARTICIPATING COMPANIES

         The companies participating in the Plan (the "Employing Companies") at the date of this Appendix include:

Trans World Airlines, Inc............................ One City Centre
                                                      515 North Sixth Street
                                                      St. Louis, Missouri 63101

         The Board of Directors of the Company has the power to admit additional subsidiaries or affiliates of the Company to participation in the Plan at any time.

ELIGIBLE EMPLOYEES

         As of November 1, 1988, each "Employee" who was a Participant in the Plan on its Effective Date may continue as a Participant without any further action on his part. All other employees employed after the Effective Date become eligible to become a Participant as of the first day of the next month on or after his date of employment as an employee. An employee who is employed by the Company who is not an eligible employee, but who later becomes an employee shall be eligible to become a Participant as of the first day of the month following the date he becomes an eligible employee. For purposes of the Plan, an Employee means any person employed by the Company or any other participating Employer as an International or Domestic Flight Attendant of the Company or an Affiliate.

         The term "Employee" also includes Leased Employees. The term "Leased Employee" means any person (other than an Employee of the Recipient Employer) who pursuant to an agreement between the Company or any other participating employer (the "Recipient Employer" and any other person ("leasing organization") has performed services for the Recipient Employer (or for the

Recipient Employer and related persons determined in accordance with section 414(n)(6) of the Code) on a substantially full time basis for a period of at least one year and such services are of a type historically performed by Company or any other participating Employees in the business field of the Recipient Employer. Contributions or benefits provided to a leased Employee by the leasing organization which are attributable to services performed for the Recipient Employer shall be treated as provided by the Recipient Employer.

         A leased Employee shall not be considered an Employee of the Recipient Employer if (i) such Employee is covered by a money purchase pension Plan providing: (a) a non-integrated employer contribution rate of at least 10 percent of Compensation, as defined in section 415(c)(3) of the Code, but including amounts contributed pursuant to a salary reduction agreement which are excludable from the Employee's gross income under sections 125, 402(a)(8), 402(h) or 403(b) of the Code, (b) immediate participation, and (c) full and immediate vesting; and (ii) leased Employees do not constitute more than 20 percent of the Recipient Employer's highly compensated workforce.

ADMINISTRATION OF THE PLAN

         The individuals charged with administering the Plan at the date of this Appendix, together with their respective positions with the Company or its subsidiaries or IAM, are as follows:

NAME                                               POSITION
----                                               --------

Larry G. Cleveland                                 Director - Employee Benefits
11500 Ambassador Drive
2nd Floor
Kansas City, Missouri  64153


The members of the Investment Committee and their addresses at the date of this appendix, together with their position with the Company or IAM, if any, are as follows:

NAME                                                 POSITION
----                                                 --------

Sherry Cooper                                        IAM Member
c/o IAM Local 1997
Room MTS2359A
St. Louis International Airport
10701 Natural Bridge Road
St. Louis, Missouri 63145

NAME                                     POSITION
----                                     --------

Rocky Miller                             IAM Member
c/o IAM Local 1997
Room MTS2359A
St. Louis International Airport
10701 Natural Bridge Road
St. Louis, Missouri 63145

Mr. Gary D. Dilley                       Outside Member
10709 West 128th Street
Overland Park, Kansas  66213

Ms. Janice Yount                         TWA Member, Manager, Pension Finance
TWA - KCAC
P.O. Box 20007
Kansas City, MO 64153

Mr. Larry G. Cleveland                   TWA Member, Director, Employee Benefits
TWA - KCAC
P.O. Box 20007
Kansas City, MO 64153

The delegated administrative duties and responsibilities relate to the respective employees of each participating company, and consist primarily of the authority to determine the amount of benefits payable under the Plan and the manner of payment, and to review the disclosure of information to Participants and beneficiaries under the Plan.

Additional information about the Plan may be obtained from the following information contacts:

         AMERICAN CENTURY
         P. O. Box 419385
         Kansas City, Missouri 641441-6385
         Information Line: 1-800-345-2345

         TWA BENEFITS
         Kansas City Administrative Center
         11500 Ambassador Drive
         Kansas City, Missouri 64153
         Telephone: 816-464-6450

                                 --------------

The date of this Appendix is July 30, 1997.

                            APPENDIX C TO PROSPECTUS
                                       FOR
                  RETIREMENT SAVINGS PLAN FOR FLIGHT ATTENDANTS
                          OF TRANS WORLD AIRLINES, INC.

              RISK FACTORS FOR INVESTMENTS IN THE COMMON STOCK FUND

     In order to evaluate the Company and its business, prospective investors in the Common Stock Fund should carefully consider the risk factors set forth below, as well as the other information appearing in this Prospectus, before investing in the Common Stock.

     Certain statements made in this Prospectus relating to plans, conditions, objectives and economic performance go beyond historical information and may provide an indication of future results. To that extent, they are forwardlooking statements within the meaning of Section 21E of the Exchange Act, and each of them is therefore subject to risks, uncertainties, and assumptions that could cause actual results to differ from those in the forward-looking statement. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated, or projected. Some of the uncertainties that might adversely impact TWA's future results of operations include, but are not limited to, the "Risk Factors" described below.

RISK FACTORS RELATED TO THE COMPANY

   Substantial Indebtedness; Capital Expenditure Requirements; Liquidity

     The Company believes that a substantial improvement in its operating results is necessary for TWA to maintain adequate liquidity to meet its obligations throughout the remainder of 1997. The Company's auditors included in their report dated March 24, 1997 on TWA's consolidated financial statements for the year ended December 31, 1996 an explanatory paragraph to the effect that substantial doubt exists regarding the Company's ability to continue as a going concern due to the Company's recurring losses from operations and limited sources of additional liquidity. See the Consolidated Financial Statements incorporated herein by reference.

     The Company is highly leveraged and has and will continue to have significant debt service obligations. See Note 8 to the Company's 1996 consolidated financial statements incorporated by reference into this Prospectus (including the notes thereto, the "1996 Consolidated Financial Statements"). As of March 31, 1997, the Company's ratio of long-term debt and capital leases (including current maturities) to shareholders' equity was 5.29 to 1. As of March 31, 1997, the Company's total long-term debt and capital leases (including current maturities) was $983.5 million. In addition, at March 31, 1997, TWA's estimated minimum payment obligations under noncancellable operating leases were approximately $309.5 million for the remainder of 1997 and the first quarter of 1998 and approximately $2,855.9 million for periods thereafter. Over the last several years, the Company's earnings have not been sufficient to cover fixed charges. The deficiency of earnings to cover fixed charges was $107.0 million and $74.9 million in the three months ended March 31, 1997 and 1996, respectively, $280.0 million in the year ended December 31, 1996, $32.3 million in the four months ended December 31, 1995, $338.3 million in the eight months ended August 31, 1995, $435.0 in the year ended December 31, 1994, $88.4 million in the two months ended December 31, 1993, $364.7 in the ten months ended October 31, 1993, and $317.4 in the year ended December 31, 1992.

     The degree to which the Company is leveraged could have important consequences to holders of the Common Stock offered hereby, including the following: (i) the Company's ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes may be impaired; (ii) a substantial portion of the Company's cash flow from operations must be dedicated to the payment of principal and interest on the Company's existing indebtedness; (iii) the Company is placed at a relative competitive disadvantage to its less highly leveraged competitors and is more vulnerable to economic downturns; and (iv) such indebtedness contains restrictive and other covenants, which, if not complied with, may result in an event of default which, if not cured or waived, could have a material adverse effect on the Company. See "--Uncertainties Related to Icahn Loans" for a description of an alleged default under a loan agreement of the Company which could result in a cross-default under substantially all of the Company's other indebtedness and leases and which would otherwise have a material adverse effect on the Company.

     As of May 1, 1997, TWA's capital expenditures for 1997 were anticipated to total approximately $107 million, including approximately $91 million for flight equipment related expenditures (e.g., progress payments for aircraft and the purchase of aircraft engines and spare parts). While the Company is seeking financing for certain of its planned capital expenditures, a substantial portion of such expenditures are expected to utilize internally generated funds. The inability to finance or otherwise fund such expenditures could have a material adverse effect on the ability of the Company to implement its strategic plan.

     On June 30, 1997, the Company's consolidated cash and cash equivalents balance was approximately $102.6 million (including amounts held in TWA's international operations and by subsidiaries which, based upon various monetary regulations and other factors, might not be immediately available to the Company), a $79.0 million decrease from the $181.6 million balance at December 31, 1996. This reduction in the Company's cash balances resulted from, among other factors, continued adverse effects during the first half of 1997 of the negative impact on consumer demand of the loss of Flight 800 in July 1996 and difficulties experienced in the last two quarters of 1996 in operating performance. Although the Company's operating performance has substantially improved during 1997, the residual effects of these 1996 events continued throughout the first two quarters of 1997 and may continue in subsequent quarters.

     TWA has no unused credit lines and must satisfy all of its working capital and capital expenditure requirements from cash provided by operating activities, from external capital sources or from the sale of assets. See "Management's Discussion and Analysis of Financial Conditions and Results of Operations--General" incorporated herein by reference for a description of the actions taken by the Company to improve its liquidity during the first quarter of 1997. Substantially all of TWA's strategic assets, including its owned aircraft and overhaul facilities, have been pledged to secure various issues of outstanding indebtedness of the Company. Sales of such other assets which are not replaced would, under the terms of applicable financing agreements, generally require payment of the indebtedness secured thereby, which indebtedness in many cases would likely exceed the immediately realizable value of such assets. To the extent that the Company's access to capital is constrained, the Company may not be able to make certain capital expenditures or implement certain other aspects of its strategic plan, and the Company may therefore be unable to achieve the full benefits expected therefrom. See "--Availability of NOLs" for a discussion of the status of the Company's net operating loss carryforwards.

     The Company's long-term viability as well as its ability to meet its existing debt and other obligations and future capital commitments depends upon the Company's financial and operating performance, which in turn is subject to, among other things, prevailing economic conditions and to certain other financial, business and other factors beyond the Company's control. As discussed elsewhere herein, in late 1996 and early 1997, the Company began implementing certain operational changes which are intended to improve the Company's financial results through, among other things, higher yields and load factors; increased fuel, pilot and other aircraft operating efficiencies; and a decrease in maintenance-related expenditures, employee headcount and JFK-related operating costs. Although management believes that such operational changes will be successful and that the Company's cash flow from its operations and financing activities should therefore be sufficient in the foreseeable future to meet the Company's debt and other obligations and future capital commitments, the airline industry in general and the Company in particular are subject to significant risks and uncertainties referred to in this Prospectus including under these Risk Factors. Therefore, there can be no assurance that the Company's operating results and financing activities will be sufficient in the foreseeable future to meet its debt and other obligations and future capital commitments.

   Availability of NOLs

     Based on recent analysis, the Company presently estimates that it had, for federal income tax purposes, net operating loss carryforwards ("NOLs") amounting to approximately $625 million at December 31, 1996, which includes increases in the NOLs as originally filed. Such NOLs expire in 2008 through 2011 if not utilized before then to offset taxable income. Section 382 of the Internal Revenue Code of 1986, as amended (the "Code"), and regulations issued thereunder impose limitations on the ability of corporations to use NOLs, if the corporation experiences a more than 50% change in ownership during certain periods. In connection with the change of ownership caused by the '95 Reorganization, the Company elected to reduce its NOLs in accordance with Section 382 of the Code and regulations issued thereunder. If another ownership change were to occur prior to September 1997, the annual limitation on the Company's utilization of its then existing NOLs would be reduced to zero. Changes in ownership in periods thereafter could substantially restrict the Company's ability to utilize its tax net operating loss carryforwards. The Company believes that no ownership change has occurred subsequent to the '95 Reorganization or will occur as a result of the resale offering of the Warrants issued in the Private Placement and the shares of Common Stock issuable upon the exercise of such Warrants (the "Resale Offering"). There can be no assurance, however, that the Resale Offering will not be a contributing factor to an ownership change or that an unrelated ownership change will not occur in the future. In addition, the NOLs are subject to examination by the Internal Revenue Service (the "IRS"), and are thus subject to adjustment or disallowance resulting from any such IRS examination. For the foregoing reasons, prospective purchasers of the Common Stock should not assume the unrestricted availability of the Company's currently existing NOLs, if any, in making their investment decisions. For financial reporting purposes, the tax benefits from substantially all of the tax net operating loss carryforwards will, to the extent realized in future periods, have no impact on the Company's operating results, but instead be applied to reduce reorganization value in excess of amounts allocable to identifiable assets.

   Uncertainties Related to Icahn Loans

     The Company and Karabu Corporation ("Karabu"), a Delaware corporation controlled by Mr. Carl C. Icahn, entered into an eight-year ticket agreement (the "Ticket Agreement") pursuant to the '95 Reorganization. Tickets sold by the Company to Karabu pursuant to the Ticket Agreement are priced at levels intended to approximate current competitive discount fares available in the airline industry. TWA believes that applicable provisions of the Ticket Agreement do not allow Karabu to market or sell such tickets through travel agents to the general public. Karabu, however, has been marketing tickets through travel agents. TWA has demanded that Karabu cease doing so, and Karabu has stated that it disagrees with the Company's interpretation concerning sales through travel agents. In December 1995, the Company filed a lawsuit against Karabu, Mr. Icahn, and certain affiliated companies seeking damages and to enjoin further violations of the Ticket Agreement. Mr. Icahn countered by threatening to file his own lawsuit and to declare a default on the financing of up to $200 million provided to TWA by Karabu in connection with the '93 Reorganization (the "Icahn Loans"), which financing is secured by receivables and certain flight equipment pledged under a security agreement (the "Karabu Security Agreement") with State Street Bank and Trust Company of Connecticut N.A., as security trustee (the "Security Trustee"). Mr. Icahn's position was based upon a variety of claims related to his interpretations of the Karabu Security Agreement as well as certain alleged violations of the Ticket Agreement by the Company. A violation of the Ticket Agreement by the Company could result in a cross-default under the Icahn Loans. An event of Default (as defined in the Icahn Loans), if resulting in an acceleration of the indebtedness due thereunder, would constitute a default under the instruments governing substantially all of the Company's other indebtedness and leases and would have a material adverse effect on the Company. Mr. Icahn has also alleged independent violations of the Icahn Loans, including, among other things, that the Company has not been maintaining, in accordance with the terms of the Karabu Security Agreement, certain aircraft which TWA has retired from service and stored and which are pledged as security for the Icahn Loans. To endeavor to eliminate this issue from the various disputes with Mr. Icahn and his affiliates, the Company has deposited an amount equal to the appraised fair market value of such aircraft with the Security Trustee and requested the release of the liens on such aircraft. To date, the Security Trustee has not released such liens. In addition, Mr. Icahn has asserted that the approval of the Security Trustee is required for any modification to the FAA-approved maintenance program affecting aircraft pledged as security under the Karabu Security Agreement. The parties negotiated a series of standstill agreements, pursuant to which TWA's original lawsuit was withdrawn, while the Company and Mr. Icahn endeavored to negotiate a settlement of their differences and respective claims. The final extension of such standstill agreement expired on March 20, 1996.

     On March 20, 1996, the Company filed a Petition (the "TWA Petition") commencing a lawsuit against Mr.

Icahn, Karabu and certain other entities affiliated with Icahn (collectively, the "Icahn Defendants"). The TWA Petition, which is pending in the Circuit Court for St. Louis County, Missouri, alleges that the Icahn Defendants are violating the Ticket Agreement and otherwise tortiously interfering with the Company's business expectancy and contractual relationships, by among other things, marketing and selling tickets purchased under the Ticket Agreement to the general public through travel agents. The TWA Petition seeks a declaratory judgment finding that the Icahn Defendants have violated the Ticket Agreement, and also seeks liquidated, compensatory and punitive damages, in addition to the Company's costs and attorney's fees.

     Also on March 20, 1996, TWA was named as a defendant in a complaint (the "Icahn Complaint") filed by Karabu and certain other affiliates of Mr. Icahn (the "Icahn Entities"). The Icahn Complaint alleges, among other things, that the Company has violated certain federal antitrust laws, breached the Ticket Agreement and interfered with certain existing and prospective commercial relations of the Icahn Entities. The Icahn Complaint is based upon an interpretation by Mr. Icahn and the Icahn Entities that the Ticket Agreement permits sales of tickets to the general public through travel agents. The Icahn Complaint seeks injunctive relief and actual and punitive monetary damages, as well as the Icahn Entities' costs of litigation. On June 13, 1996, following TWA's filing of a motion to dismiss the Icahn Complaint, the Icahn Entities amended the Icahn Complaint to delete the federal antitrust claims and to add new allegations and theories with respect to claimed violations of the federal antitrust laws and the Lanham Act (the "Amended Icahn Complaint"). On March 24, 1997, the United States District Court for the Southern District of New York, on the Company's motion, dismissed the suit in its entirety.

     On June 6, 1996, Karabu forwarded a letter to TWA advising the Company of Karabu's possible intention to instruct the PBGC to require the Security Trustee to give a 30 day default notice to TWA in respect of certain alleged instances of non-compliance by TWA with the provisions of the Karabu Security Agreement relating to, among other things, four Boeing 727-100 aircraft which are no longer being flown by TWA in active service and changes by TWA to the FAA-approved scheduled maintenance of such aircraft and other aircraft pledged under the Karabu Security Agreement without obtaining approval of the Security Trustee. Karabu also forwarded with such letter a draft of a proposed complaint which it threatened to file a declaratory judgment that Karabu would be entitled to instruct the PBGC to require the Security Trustee to give TWA such notice of default. The complaint was filed in a New York state court and was served on TWA on June 28, 1996.

     On June 26, 1996, Karabu formally requested the PBGC to instruct the Security Trustee to give TWA a notice of default under the Karabu Security Agreement. On June 27, 1996, the PBGC declined to so instruct the Security Trustee, advising Karabu that the PBGC did not believe TWA was in default and, even if a default were determined to exist, any such default would be technical only and Karabu would not be harmed by such default.

     On June 28, 1996, Karabu brought an action against the PBGC in the United States District Court for the Southern District of New York, seeking a declaratory judgment for the purpose of determining Karabu's rights with respect to the Karabu Security Agreement. TWA then sought to intervene in such lawsuit and was granted the right to do so whereupon the Company filed a motion to dismiss Karabu's complaint and for summary judgment. Karabu then withdrew its separate suit in New York state court for a declaratory judgment previously filed on June 28, 1996.

     Although the Company intends to press its claims vigorously, it is possible that Karabu's interpretation of the Ticket Agreement regarding discount ticket sales by the Icahn Defendants to the general public through travel agents could be determined, either by a court or otherwise, to be correct. In such event, unless the Company took appropriate action to mitigate the effect of such sales, the Company could suffer significant loss of revenue that could reduce overall passenger yields on a continuing basis during the term of the Ticket Agreement. In addition, any default by the Company under the Ticket Agreement or directly on the Icahn Loans which resulted in an acceleration of the Icahn Loans would result in a cross-default under substantially all of the Company's other indebtedness and leases and otherwise have a material adverse effect on the Company. As of March 31, 1997, an aggregate principal amount of $104.5 million was outstanding under the Icahn Loans.

     Prior Operating Losses and Future Uncertainties Relating to Results of Operations

     As with other companies, TWA's long-term viability depends on its ability to achieve and maintain profitable operations. During the early 1990s, both the airline industry and the Company experienced periods of significant losses, with unprecedented losses incurred by the domestic airline industry during the years 1990-1993. Although the airline industry has generally seen strengthened performance in recent years, particularly in 1995 and 1996 when many airlines reported record profits, the Company has continued to report significant net losses. For example, the Company reported a net loss of $368.4 million for the combined 12-month period ended December 31, 1995 (excluding extraordinary gains related to the '95 Reorganization), while reporting an operating profit of $25.1 million (including $58.0 million of non-cash expense relating to the distribution of stock to employees as part of the '95 Reorganization), representing the Company's first operating profit since 1989. The Company's reported net loss of $284.8 million for 1996 represented a $57.3 million increase over the 1995 net loss, while the Company reported a $198.5 million operating loss for 1996 (including special charges of $85.9 million), which represented a $223.6 million decline from its operating profit in 1995. During the first quarter of 1997, the Company reported a net loss of $71.6 million, which represented a $34.5 million increase over the $37.1 net loss for the first quarter of 1996, and a $99.5 million operating loss, which represented a $45.3 million increase over the operating loss reported for the first quarter of 1996. During the second quarter of 1997, the Company reported operating revenue of $844.4 million, which represented a $121.4 million (12.6%) decrease from the second quarter of 1996, when the Company's operating revenue totaled $965.8 million. The reduced revenue during the second quarter of 1997 as compared with the same period of 1996 reflected, among other things, a planned reduction in capacity resulting from the ongoing replacement of 747 and L1011 aircraft with smaller 767 and 757 aircraft. Operating expenses of $838.5 million during the second quarter of 1997 reflected a $65.3 million (7.2%) decrease as compared with the same period of 1996, when the Company's operating expenses totaled $903.8 million. Approximately $23.7 million of such operating expense decrease resulted from declines in jet fuel prices and jet fuel consumption, while aircraft maintenance materials and repair expense decreased approximately $18.8 million, primarily due to the operating of newer aircraft. In addition, payroll expenses declined $5.2 million. As a result of the above, in the second quarter of 1997, TWA experienced operating income of $5.9 million and a net loss of $14.4 million, as compared with operating income of $62.0 million and a net profit of $25.3 million in the second quarter of 1996. As part of the Company's effort to continue to improve operating results, on July 22, 1997, the Company announced the planned reduction of approximately 1,000 jobs during the remainder of 1997 in the areas of maintenance, airport operations and reservations. The decreased headcount in maintenance reflects reduced maintenance needs for the newer aircraft added to the Company's fleet during 1996 and 1997. The reductions are being made through a combination of layoffs and attrition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" incorporated herein by reference. Although the Company has taken a number of actions which management believes will improve future results, the Company will incur additional expenses relating to these actions, including pilot training and aircraft leases, and there can be no assurance that such actions will make the Company's future operations profitable. See "--Substantial Indebtedness; Capital Expenditure Requirements; Liquidity."

     TWA has historically experienced significant variations in annual operating revenues and operating expenses and expects such variations to continue. While numerous uncertainties concerning the level of revenues and expenses always exist and the nature of such uncertainties is subject to constant change, the Company is unable to predict the potential impact of any of such uncertainties upon its results of operations. Among the other uncertainties that might adversely impact TWA's future results of operations are: (i) competitive pricing and scheduling initiatives; (ii) the availability and cost of capital; (iii) increases in fuel and other operating costs; (iv) insufficient levels of air passenger traffic resulting from, among other things, war, threat of war, terrorism or changes in the economy; (v) governmental limitations on the ability of TWA to service certain airports and/or foreign markets; (vi) regulatory requirements requiring additional capital or operating expenditures; (vii) the outcome of certain upcoming labor negotiations (see "--'94 Labor Agreements"); and (viii) the possible reduction in yield due to the discount ticket program entered into between the Company and Karabu in connection with the '95 Reorganization (see "--Uncertainties Related to Icahn Loans.")

   Crash of Flight 800

     On July 17, 1996, TWA Flight 800 crashed shortly after departure from JFK en route to Paris, France. There were no survivors among the 230 passengers and crew members aboard the Boeing 747 aircraft. The Company is cooperating fully with all federal, state and local regulatory and investigatory agencies to ascertain the cause of the crash, which to date has not been determined. TWA is currently a defendant in a number of lawsuits relating to the crash, but it is unable to predict the amount of claims which may ultimately be made against the Company or how those claims might be resolved. TWA maintains substantial insurance coverage and, at this time, management has no reason to believe that such insurance coverage will not be sufficient to cover the claims arising from the crash. Therefore, TWA believes that the resolution of such claims will not have a material adverse effect on its financial condition or results of operations. The Company is unable to identify or predict the extent of any adverse effect on its revenues, yields, or results of operations which has resulted or may result from the public perception of the crash.

   Changes to Management Team

     Commencing in June 1996, the Company experienced a substantial number of changes in its executive management team. In June 1996, the Company announced the separation of Messrs. Robert A. Peiser and Mark J. Coleman, Chief Financial Officer and Senior Vice President-Marketing, respectively, from the Company. Messrs. Peiser and Coleman differed with the determination of the Board of Directors, as expressed by its unanimous vote, to continue the management approach of the Company's President and Chief Executive Officer in implementing the next phase of the Company's rebuilding process. On August 21, 1996, Edward Soule was elected to the position of Executive Vice President and Chief Financial Officer. On September 3, 1996, Roden A. Brandt was elected to the position of Senior Vice President--Planning. On October 24, 1996, the Company announced that Jeffery H. Erickson, President and Chief Executive Officer had informed the Board of his intention to leave the Company in January 1997. On December 14, 1996, the Board appointed Gerald L. Gitner, a member of the Board, to serve as Vice Chairman and Acting Chief Executive Officer; David M. Kennedy, a member of the Board, to serve as Acting Executive Vice President and Chief Operating Officer; and William F. Compton, also a member of the Board, to serve as Acting Executive Vice President--Operations. On December 20, 1996, Michael J. Palumbo was appointed as Senior Vice President and Chief Financial Officer, succeeding Mr. Soule, who had resigned from such positions on December 19, 1996. On February 12, 1997, the Board of Directors elected Mr. Gitner to serve as Chairman and Chief Executive Officer. On February 14, 1997, Don Monteath, who had served as the Company's Senior Vice President--Operations, left the Company. On March 13, 1997, Mr. Compton was appointed Executive Vice President--Operations, subject to Board approval. On March 27, 1997, the Board confirmed Mr. Compton's appointment. On May 29, 1997, Donald M. Casey was elected to serve as the Company's Executive Vice President--Marketing. It was also announced on May 29, 1997 that Mr. Kennedy would leave his interim position, which was not considered to be permanent, as Acting Executive Vice President and Chief Operating Officer. Mr. Kennedy, whose services have been retained on a consulting basis, will also remain as a director and as chairman of the Finance Committee of the Board of Directors. In addition, effective as of August 1, 1997, Charles J. Thibaudeau, Senior Vice President--Employee Relations, announced his retirement from the Company after 32 years of service. The Company does not believe that such changes have unduly affected its ongoing operations or implementation of the Company's business strategy, although there can be no assurance that such changes will not have a material adverse effect on future operations.

   '94 Labor Agreements

     As of March 31, 1997, the Company had approximately 24,170 full-time employees (based upon full-time equivalents which include part-time employees). Of these, approximately 82% were represented by the Air Line Pilots Association, International ("ALPA") and the International Association of Machinists and Aerospace Workers ("IAM"). On March 6, 1997, the IAM was certified to replace the Independent Federation of Flight Attendants ("IFFA") as the bargaining representative of the Company's flight attendants. The Company's currently effective '94 Labor Agreements (as defined) with each such union contain more favorable work rules than in prior contracts and wage levels which the Company believes to be below many other U.S. airlines. The '94 Labor Agreements are three year agreements which become amendable after August 31, 1997. Negotiations on a new collective bargaining agreement with the IAM regarding the Company employees represented by the IAM (other than the flight attendants) commenced in February 1997 and are currently ongoing. Negotiations on a new collective bargaining agreement with ALPA commenced in June 1997 and are currently ongoing, while negotiations with the IAM commenced in July 1997 and are also currently ongoing . Under the Railway Labor Act (the "RLA"), workers whose contracts have become amendable are required to continue to work under the "status quo" (i.e., under the terms of employment antedating the amendable date) until the RLA's procedures are exhausted. Under the RLA, the Company and its unions are obligated to continue to bargain until agreement is reached or until a mediator is appointed and concludes that negotiations are deadlocked and mediation efforts have failed. The mediator must then further attempt to induce the parties to agree to arbitrate the dispute. If either party refuses to arbitrate, then the mediator must notify the parties that his efforts have failed and, after a 30-day cooling-off period, a strike or other direct action may be taken by the parties.

     The Company's financial resources are not as great as those of most of its competitors, and, therefore, management believes that any substantial increase in its labor costs as a result of any new labor agreements or any cessation or disruption of operations due to any strike or work action could be particularly damaging to the Company.

   Age of Fleet; Noise

     At May 1, 1997, the average age of TWA's aircraft fleet was 18.3 years, making TWA's fleet one of the oldest of U.S. air carriers. As a result, TWA incurs increased overall operating costs due to the higher maintenance, fuel and other operating costs associated with older aircraft. The Company is in the process of acquiring a number of new and later model used aircraft and, based upon current delivery schedules for firmly committed aircraft, TWA's composite fleet age should be reduced to slightly under 17 years at December 31, 1997. As of December 31, 1996, TWA's fleet included 70 aircraft which did not meet the noise reduction requirements under the Airport Noise and Capacity Act of 1990 (the "Noise Act") and must therefore be retired or substantially modified by the end of 1999. Although the Company has plans to meet the Noise Act's noise reduction requirement, there can be no assurance that such plans will be achieved. In addition, in 1990 the Federal Aviation Administration (the "FAA") issued several Airworthiness Directives ("ADs") mandating changes to maintenance programs for older aircraft to ensure that the oldest portion of the nation's fleet remains airworthy. Most of the Company's aircraft are currently affected by these aging aircraft ADs. In 1995 and 1996, TWA spent approximately $2.6 million and $3.4 million, respectively, to comply with aging aircraft maintenance requirements. Based on information currently available to TWA and its current fleet plan, TWA estimates that costs associated with complying with these aging aircraft maintenance requirements will aggregate approximately $18.7 million through the year 2000. These cost estimates assume, among other things, that newer aircraft will replace certain of TWA's existing aircraft and that as a result certain aircraft will be retired by the Company before TWA would be required to make certain aging aircraft maintenance expenditures. There can be no assurance that TWA will be able to implement fully its fleet plan or that the cost of complying with aging aircraft maintenance requirements will not be significantly increased. See "--Substantial Indebtedness; Capital Expenditure Requirements; Liquidity," and "--Aging Aircraft Maintenance."

   Potential Dilution; Corporate Governance Provisions; Special Voting Arrangements

     In connection with and as a precondition to the '95 Reorganization, in August and September of 1994, the Company entered into the '94 Labor Agreements. In exchange for the concessions received in the '94 Labor Agreements, the Company, among other things, adopted the ESIP to permit TWA's employees to increase their level of ownership, through grants by the Company to its employees of additional shares of Employee Preferred Stock and Common Stock, by up to 8% of the then outstanding Common Stock and Common Stock equivalents over a five year period commencing in July 1997 if the Common Stock is trading at certain target levels in each such year. In addition, under the ESIP the Company agreed to permit such employees to purchase, beginning in July 1997,additional shares in an aggregate amount of up to 2% of the then outstanding Common Stock and Common Stock equivalents at a discount of 20% to the then market price of the Common Stock. The ESIP provides for a limited acceleration of the stock grants and purchase program in the event of a merger, consolidation or sale of all or substantially all the Company's assets or upon certain issuances of Common Stock by the Company. The ESIP also provides that if additional shares are distributed following the '95 Effective Date (as defined) in respect of the '95 Reorganization, employees will be entitled to receive an additional number of shares of Common Stock and Employee Preferred Stock (the "Fill-Up Shares") such that the employees retain the same level of ownership as before the additional distribution. Union representatives and the Company have tentatively agreed that the number of Fill-Up Shares to be issued pursuant to the ESIP is approximately 932,000. The issuance of additional shares of Common Stock under the ESIP will result in significant future dilution to other holders of the Common Stock.

     In 1994, the Board adopted the Company's 1994 Key Employee Stock Incentive Plan (the "KESIP") to motivate, attract and retain the services of certain key employees of the Company. As amended, the KESIP provides for the award of incentive and nonqualified stock options for up to 14% of the aggregate number of shares of Common Stock and Employee Preferred Stock outstanding at the start of each fiscal year. As of July 24, 1997, 65 employees had been granted options to purchase shares of Common Stock or Employee Preferred Stock at prices ranging from $4.64 to $18.37 per share. All options granted under the KESIP have a five year life and generally vest at a rate of 34%, 33% and 33% on the first three anniversaries of the award date of such options.

     In March 1996, the Company issued 3,869,000 shares of the Company's 8% Cumulative Convertible Exchangeable Preferred Stock (the "8% Preferred Stock"), which are convertible at the option of the holder, unless previously redeemed or exchanged, into shares of Common Stock at a conversion price of $20.269 per share (equivalent to a conversion rate of approximately 2.467 shares of Common Stock for each share of 8% Preferred Stock), subject to adjustment under certain circumstances. Based on the current conversion price, upon conversion of all shares of 8% Preferred Stock into shares of Common Stock, an aggregate of 9,544,823 additional shares of Common Stock would be issued.

     Pursuant to the Private Placement effected in March 1997, the Company issued the Warrants, with each of the 50,000 redeemable Warrants issued granting its holder the right to purchase 126.26 shares of Common Stock at an exercise price of approximately $7.92 per Warrant. The Warrants are exercisable commencing on March 31, 1998. An aggregate of 6,313,000 shares of Common Stock would be issued upon exercise of all of the Warrants.

     In addition, as a result of provisions of the '94 Labor Agreements, the Company's Third Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") and Amended and Restated By-laws (the "By-laws") contain provisions which allow certain corporate actions requiring board approval, including mergers, consolidations and sale of all or substantially all the assets of the Company, to be blocked by a vote of six (four union elected directors and two other directors) of the Company's fifteen directors. See "Certain Provisions of the Certificate of Incorporation, the By-laws and Delaware Law."

   Anti-takeover Provisions in Certificate of Incorporation and By-laws

     The Certificate of Incorporation and By-laws contain provisions which authorize the Board of Directors to issue preferred stock without stockholder approval, prohibit action by written consent of the stockholders, authorize only the chairman of the Board of Directors or a majority of the Board of Directors to call special meetings of the stockholders and require advance notice for director nominations. These provisions of the Certificate of Incorporation and By-laws, as well as the Federal Aviation Act of 1958, which generally prohibits non U.S. citizens from owning more than 25% of the voting interest in U.S. air carriers, and the prohibition on certain business combinations contained in
Section 203 of the Delaware General Corporation Law ("DGCL"), could have the effect of delaying, deferring or preventing a change in control or the removal of existing management.

   Certain Potential Future Earnings Charges

     There are a number of uncertainties relating to agreements with employees of the Company, the resolution of which could result in significant non-cash charges to TWA's future operating results. Shares granted or purchased at a discount under the ESIP will generally result in a charge equal to the fair market value of shares granted and the discount for shares purchased at the time when such shares are earned. If the ESIP's target prices for the Common Stock are realized, the minimum aggregate charge for the years 1997 to 2002 would be approximately $58 million based upon such target prices and the number of shares of Common Stock and Employee Preferred Stock outstanding at December 31, 1996. The charge for any year, however, could be substantially higher if the then market price of the Common Stock exceeds the target price for such year ($11.00, $12.10, $13.31, $14.64, $16.11 and $17.72 for the years 1997 to 2002, respectively). Additionally, the allocation of approximately 1.1 million shares of Employee Preferred Stock issued to a trust for employees represented by ALPA pursuant to the '95 Reorganization will, when allocated to individual employees so represented, result in a charge equal to the fair market value of the shares on the dates allocated. Finally, the IAM has indicated that it does not agree with the Company's method of computing certain amounts owed to IAM-represented employees relating to overtime "bonus" claims under the Company's 1992 concession agreements with its unions (the "'92 Labor Agreements"). The Company estimates its obligation to be approximately $26.3 million, and the IAM has, while not specifying an amount, indicated they believe the amount owed is significantly greater. See Notes 1 and 12 to the Consolidated Financial Statements incorporated herein by reference.

   Fresh Start Reporting

     In connection with the '95 Reorganization, the Company adopted fresh start reporting in accordance with the American Institute of Certified Public Accountants' Statement of Position 90-7 "--Financial Reporting by Entities in Reorganization Under the Bankruptcy Code" ("SOP 90-7"). The fresh start reporting common equity value of the Company was determined by the Company, with the assistance of its financial advisors, to be approximately $270.0 million based, in part, on assumptions as to future results of operations. The carrying value of the Company's assets does not reflect historical cost but rather reflects current values determined by the Company as of the August 23, 1995 effective date (the " '95 Effective Date") of the '95 Reorganization (including values for intangible assets such as routes, gates and slots of approximately $458.4 million). The difference between (i) the equity valuation of the Company plus the estimated fair market value of the Company's liabilities and (ii) the estimated fair market value of its identifiable assets was allocated to "reorganization value in excess of amounts allocable to identifiable assets" in the amount of approximately $839.1 million. In future periods, these intangible assets will be evaluated for recoverability based upon estimated future cash flows. If expectations are not substantially achieved, charges to future operations for impairment of these assets might be required and such charges could be material. Due to the significant adjustments relating to the '95 Reorganization and the adoption of fresh start reporting, the pre-reorganization consolidated financial statements are not comparable to the post-reorganization consolidated financial statements. A vertical black line is shown in the Consolidated Financial Statements and selected financial data presented herein to separate TWA's post-reorganization Consolidated Financial Statements from its pre-'95 reorganization consolidated financial statements since they have not been prepared on a consistent basis of accounting. See Note 19 to the Consolidated Financial Statements incorporated herein by reference.

     In the fourth quarter of 1996, the Company reported a special charge of $26.7 million relating to the write-down of the carrying value of TWA's JFK-Athens route authority, reflecting the Company's decision to terminate service on such route after April 18, 1997.

RISK FACTORS RELATED TO THE INDUSTRY

   Competition

     The airline industry operates in an intensely competitive environment. TWA competes with one or more major airlines on most of its routes (including on all routes between major cities) and with all forms of surface transportation. The airline industry is also cyclical due to, among other things, a close relationship of yields and traffic to general U.S. and worldwide economic conditions. Small fluctuations in revenue per available seat mile and cost per available seat mile can have a significant impact on the Company's financial results. Airline profit levels are highly sensitive to, and during recent years have been adversely affected by, among other things, changes in fuel costs, fare levels and passenger demand. Vigorous price competition exists, and TWA and its competitors have frequently offered sharply reduced discount fares in many markets. Airlines, including TWA, use discount fares and other promotions to stimulate traffic during normally slack travel periods, to generate cash flow and to increase relative market share in selected markets. TWA has often elected to initiate or match discount or promotional fares in certain markets in order to compete vigorously in those discounted markets or to stimulate traffic. Passenger demand and fare levels have also been affected adversely by, among other factors, the state of the economy and international events.

     The airline industry has consolidated in recent years as a result of mergers and liquidations, and further consolidation may occur in the future. This consolidation has, among other things, enabled certain of the Company's major competitors to expand their international operations and increase their domestic market presence.

     The emergence and growth of low cost, low fare carriers in domestic markets represents an intense competitive challenge for the Company, which has higher operating costs than many of such low fare carriers and fewer financial resources than many of its major competitors. In many cases, such low cost carriers have initiated or triggered price discounting. In part as a result of the industry consolidation referred to above, aircraft, skilled labor and gates at most airports continue to be readily available to start-up carriers. To the extent new carriers or other lower cost competitors enter markets in which the Company operates, such competition could have a material adverse effect on the Company. Many of the traditional carriers that compete with TWA have implemented, or are in the process of implementing, measures to reduce their operating costs. In addition, the Company is more highly leveraged and has significantly less liquidity (and in certain cases, a higher cost structure) than certain of its competitors, several of whom have available lines of credit, significant unencumbered assets and/or greater access to public capital markets. Accordingly, TWA may be less able than certain of its competitors to withstand a prolonged recession in the airline industry or prolonged periods of competitive pressure.

     Demand for air transportation has historically tended to mirror general economic conditions. During the most recent economic recession in the United States, the change in industry capacity failed to mirror the reduction in demand for domestic air transportation due primarily to continued delivery of new aircraft. While in the period following such recession, industry capacity leveled off, such capacity has again begun to expand. TWA expects that the airline industry will remain extremely competitive for the foreseeable future.

   Aircraft Fuel

     Since fuel costs constitute a significant portion of the Company's operating costs (approximately 15.6% in 1996), significant increases in fuel costs would materially and adversely affect the Company's operating results. Fuel prices continue to be susceptible to, among other factors, political events and market factors beyond the Company's control, and the Company cannot predict near or longer-term fuel prices. In the event of a fuel supply shortage resulting from a disruption of oil imports or otherwise, higher fuel prices or curtailment of scheduled service could result. During 1996, the Company's average per gallon cost of fuel increased approximately 22.3% over 1995, from approximately $0.57 per gallon to approximately $0.70 per gallon. During the first quarter of 1997, the Company's average per gallon cost of fuel increased approximately 11.2%, from approximately $0.67 per gallon to approximately $0.74 per gallon, over the same period in the prior year. A one cent change in the cost per gallon of fuel (based on 1996 consumption) impacts operating expense by approximately $700,000 per month. Increases in fuel prices may have a greater proportionate and more immediate impact on TWA than many of its competitors because of the composition of its fleet and because the Company does not presently maintain substantial reserves of fuel required for its operations or otherwise hedge the cost of anticipated purchases of fuel.

     In August 1993, the United States increased taxes on fuel, including aircraft fuel, by 4.3(cent) per gallon. Although airlines were exempted from this tax increase until October 1995, the Company continued to collect the tax. The expiration of the exemption in October 1995 increased the Company's
operating       expenses by approximately $13.6 million in 1996 over 1995.

   Regulatory Matters

     The airline industry is subject to extensive federal and international government regulations relating to airline safety, security and scheduling, as well as to local, state, federal, and international environmental laws. Adoption of newly proposed regulations relating to these matters could increase the Company's cost of compliance with governmental regulations, and could therefore increase operating expenses and in some cases restrict the operations of airlines, including TWA, thereby adversely affecting TWA's results of operations.

     During the last several years, the FAA has issued a number of maintenance directives and other regulations relating to, among other things, collision avoidance systems, airborne windshear avoidance systems, noise abatement and increased inspection requirements, including added requirements for aging aircraft. TWA believes, based on its current fleet, that it will incur substantial capital expenditures to comply with the aging aircraft and noise abatement regulations. The Company assumes that a number of aircraft will be retired before major aging aircraft modifications and noise compliance will be required, and required capital expenditures will vary depending upon changes in TWA's planned fleet composition. Management expects that the cost of compliance will be funded through a combination of internally generated funds and utilization of cost sharing and/or funding provisions under certain lease agreements and loan agreements. See "--Risk Factors Related to the Company--Substantial Indebtedness; Capital Expenditure

Requirements; Liquidity."

     Additional laws and regulations have been proposed from time to time which could significantly increase the cost of airline operations by, for instance, imposing additional requirements or restrictions on operations. Laws and regulations have also been considered from time to time that would prohibit or restrict the ownership and/or transfer of airline routes or takeoff and landing slots. Also, the award of international routes to U.S. carriers (and their retention) is regulated by treaties and related agreements between the United States and foreign governments which are amended from time to time. The Company cannot predict what laws and regulations will be adopted or what changes to international air transportation treaties will be effected, if any, or how they will affect TWA.

     Management believes that the Company benefitted from the expiration on December 31, 1995 of the aviation trust fund tax (the "Ticket Tax"), which imposed certain taxes including a 10% air passenger tax on tickets for domestic flights, a 6.25% air cargo tax and a $6 per person international departure tax. The Ticket Tax was reinstated on August 27, 1996 and expired again on December 31, 1996. At the end of February 1997, the Ticket Tax was reinstated effective March 7, 1997 through September 30, 1997. The amount of the negative impact directly resulting from the reimposition of the Ticket Tax cannot be precisely determined. However, management believes that reinstatement of the Ticket Tax will result in higher costs to the Company and/or, if passed on to consumers in the form of increased ticket prices, might have an adverse effect on passenger traffic, revenue and/or margins.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

   The Company hereby incorporates by reference in this Registration Statement its Prospectus and the following documents:

   (a) The Company's Annual Report on Form 10-K for the year ended December 31, 1996, filed with the Securities and Exchange Commission (the "Commission") pursuant to Section 13 of the Securities Exchange Act of 1934 (the "Exchange Act");

   (b) The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997.

   (c) The description of the Company's Common Stock contained in the Form 8-A Registration Statement filed with the Commission on August 1, 1995, including any amendment or reports filed for the purpose of updating such description;

   (d) When filed, the Company's latest employee plan annual report, whether filed on Form 11-K or Form 10-K; and

   (e) All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereunder have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the respective dates of filing of such documents.

   Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall be deemed, except as so modified and superseded, to constitute a part of this Registration Statement.

ITEM 4.  DESCRIPTION OF SECURITIES.

   The class of securities offered (exclusive of plan interests) is registered under Section 12 of the Exchange Act.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

   None.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

   Under the Delaware General Corporation Law (the "DGCL"), directors, officers, employees and other individuals may be indemnified against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than a derivative action) if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of TWA and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard of care is applicable in the case of a derivative action, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with the defense or settlement of such an action, and the DGCL requires court approval before there can be any indemnification of expenses where the person seeking indemnification has been found liable to TWA.

   The eleventh article of TWA's Third Amended and Restated Certificate of Incorporation ("Article Eleventh") provides that the Company shall indemnify any person who was or is a party or is threatened to be made a party to, or testifies in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative in nature, by reason of the fact that such person is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding to the full extent permitted by law, and the Company may adopt by-laws or enter into agreements with any such person for the purpose of providing for such indemnification.

   To the extent that a director or officer of the Company has been successful on the merits or otherwise (including without limitation by nolo contendere) in defense of any action, suit or proceeding referred to in the immediately preceding paragraph, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

   Expenses incurred by an officer, director, employee or agent in defending or testifying in a civil, criminal, administrative or investigative action, suit or proceeding may be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such director or officer is not entitled to be indemnified by the Company against such expenses as authorized by Article Eleventh, and the Company may adopt by-laws or enter into agreements with such persons for the purpose of providing for such advances.

   The indemnification permitted by Article Eleventh shall not be deemed exclusive of any other rights to which any person may be entitled under any agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding an office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executor and administrators of such person. Each director of the Company has entered into an agreement that reflects the above described indemnification provisions.

   The Company shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, employee benefit plan trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the Company would have the power to indemnify such person against such liability under the provisions of Article Eleventh or otherwise.

   If the DGCL is amended to further expand the indemnification permitted to directors, officers, employees or agents of the Company, then the Company shall indemnify such persons to the fullest extent permitted by the DGCL, as so amended.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

   Not applicable.

ITEM 8.  EXHIBITS.

   The following exhibits are filed as part of this Registration Statement:

Exhibit
Number                     Description
------                     -----------
5                          Opinion of Smith, Gambrell & Russell, LLP

23.1 Consent of Smith, Gambrell & Russell, LLP, included in Exhibit 5

23.2                       Consent of KPMG Peat Marwick LLP

24                         Powers of Attorney (see signature pages)

99.1 Retirement Savings Plan for Flight Attendants of TWA, including amendments and trust agreement


ITEM 9.  UNDERTAKINGS.

         The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

         (3) To remove from registration by means of a post- effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange
          Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          The undersigned registrant hereby undertakes to deliver or cause to be delivered with the Prospectus, to each person to whom the Prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the Prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the Prospectus, to deliver, or cause to be delivered to each person to whom the Prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the Prospectus to provide such interim financial information.

          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the provisions of the Company's By-Laws, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                [REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of St. Louis, State of Missouri, on this 30th day of July, 1997.

                                 TRANS WORLD AIRLINES, INC.

                                 /s/ Michael J. Palumbo
                                 ---------------------------
                                 Michael J. Palumbo
                                 Senior Vice President and
                                 Chief Financial Officer

   Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

      Signature                      Title                              Date
      ---------                      -----                              ----
/s/ Gerald L. Gitner                 Chairman, Chief                    July 30, 1997
----------------------               Executive Officer
Gerald L. Gitner                     and Director
                                     (Principal Executive Officer)

/s/ Michael J. Palumbo               Senior Vice President              July 30, 1997
----------------------               and Chief Financial Officer
Michael J. Palumbo                   (Principal Financial Officer and
                                     Principal Accounting Officer)


Signature                                Title                         Date
---------                                -----                         ----
             *                           Director                         July 30, 1997
----------------------------
John W. Bachmann


             *                           Director                         July 30, 1997
----------------------------
William F. Compton


             *                           Director                         July 30, 1997
----------------------------
Eugene P. Conese


             *                           Director                         July 30, 1997
----------------------------
William M. Hoffman


             *                           Director                         July 30, 1997
----------------------------
Thomas H. Jacobson


             *                           Director                         July 30, 1997
----------------------------
Myron Kaplan


             *                           Director                         July 30, 1997
----------------------------
David M. Kennedy


             *                           Director                         July 30, 1997
----------------------------
Merrill A. McPeak


             *                           Director                         July 30, 1997
----------------------------
Thomas F. Meagher


             *                           Director                         July 30, 1997
----------------------------
William O'Driscoll

Signature                                Title                         Date
---------                                -----                         ----
             *                           Director                         July 30, 1997
----------------------------
G. Joseph Reddington


             *                           Director                         July 30, 1997
----------------------------
Blanche M. Touhill


             *                           Director                         July 30, 1997
----------------------------
Stephen M. Tumblin


             *                           Director                         July 30, 1997
----------------------------
William W. Winpisinger


*  signed pursuant to powers of attorney

/s/Richard P. Magurno
----------------------------
Richard P. Magurno
as Attorney in Fact

   Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the employee benefit plan) have duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Louis, Missouri, on July 30, 1997.

                                    RETIREMENT SAVINGS PLAN FOR FLIGHT
                                    ATTENDANTS OF TWA

                                    By: /s/ Charles J. Thibaudeau
                                        ----------------------------------------
                                        Charles J. Thibaudeau,
                                        Senior Vice President-Employee Relations

                                INDEX TO EXHIBITS
                                -----------------


Exhibit
Number                          Description
------                          -----------
5                               Opinion of Smith, Gambrell & Russell, LLP

23.1 Consent of Smith, Gambrell & Russell, LLP, included in Exhibit 5

23.2                            Consent of KPMG Peat Marwick LLP

24                              Powers of Attorney (see signature page)

99.1 Retirement Savings Plan for Flight Attendants of TWA, including amendments and trust agreement